Exhibit 96.1
TECHNICAL REPORT SUMMARY
COAL RESOURCES AND COAL RESERVES
PENNSYLVANIA MINING COMPLEX
Pennsylvania and West Virginia

Prepared For
CONSOL ENERGY INC.
Canonsburg, Pennsylvania

By
John T. Boyd Company
Mining and Geological Consultants
Pittsburgh, Pennsylvania
Report No. 2755.102
FEBRUARY 2025

John T. Boyd Company
Mining and Geological Consultants

February 19, 2025
File: 2755.102

CONSOL Energy Inc.
275 Technology Drive, Suite 101
Canonsburg, PA 15317-9565

Attention: Mr. Michael Bohan
Senior Geologist

Subject: Technical Report Summary
Coal Resources and Coal Reserves
Pennsylvania Mining Complex
Pennsylvania and West Virginia

Ladies and Gentlemen:

The John T. Boyd Company (BOYD) was retained by
CONSOL Energy Inc. (recently renamed Core Natural
Resources, Inc. and hereinafter “CONSOL”) to complete an
independent technical assessment of the coal resource and
coal reserves estimates for the Pennsylvania Mining Complex
(PAMC) as of December 31, 2024.

This technical report summary: 1) identifies and summarizes
the scientific and technical information supporting the coal resource and coal reserves estimates for the PAMC and 2)
provides BOYD’s conclusions resulting from our independent
assessment.

Respectfully submitted,

JOHN T. BOYD COMPANY
By:
John T. Boyd II
President and CEO

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TABLE OF CONTENTS

Page

LETTER OF TRANSMITTAL

TABLE OF CONTENTS

DISCLAIMERS AND QUALIFICATIONS

GLOSSARY AND ABBREVIATIONS

1.0 EXECUTIVE SUMMARY	1-1
1.1 Introduction	1-1
1.2 Property Description	1-1
1.3 Geology	1-3
1.4 Exploration	1-3
1.5 Coal Reserves	1-4
1.6 Operations	1-5
1.6.1 Mining	1-5
1.6.2 Processing	1-5
1.6.3 Other Infrastructure	1-5
1.7 Financial Analysis	1-6
1.7.1 Market Analysis	1-6
1.7.2 Capital and Operating Cost Estimates	1-6
1.7.3 Economic Analysis	1-7
1.8 Permitting Requirements	1-7
1.9 Conclusions	1-8

2.0 INTRODUCTION	2-1
2.1 Registrant	2-1
2.2 Terms of Reference and Purpose	2-1
2.3 Expert Qualifications	2-2
2.4 Sources of Information	2-3
2.5 Personal Inspections	2-3
2.6 Report Version	2-3
2.7 Units of Measure	2-4

3.0 PROPERTY DESCRIPTION	3-1
3.1 Property Location	3-1
3.2 Property Control	3-3
3.2.1 Coal Control	3-3
3.2.2 Surface Ownership	3-4
JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

3.3 Regulation and Liabilities	3-4

4.0 PHYSIOGRAPHY, ACCESSIBILITY, AND INFRASTRUCTURE	4-1
4.1 Topography, Elevation, and Vegetation	4-1
4.2 Accessibility	4-1
4.3 Climate	4-1
4.4 Infrastructure Availability and Sources	4-2

5.0 HISTORY	5-1
5.1 Reserve Acquisition	5-1
5.2 Mine Development	5-1

6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	6-1
6.1 Regional Geology	6-1
6.2 Local Stratigraphy	6-2
6.2.1 Conemaugh Group	6-3
6.2.2 Monongahela Group	6-3
6.2.3 Dunkard Group	6-3
6.3 Coal Seam Geology	6-3
6.3.1 Lithology	6-3
6.3.2 Structure	6-6
6.3.3 Coal Quality	6-7

7.0 EXPLORATION DATA	7-1
7.1 Background	7-1
7.2 Procedures	7-1
7.2.1 Drilling	7-1
7.2.2 Coal Quality Sampling	7-3
7.2.3 Coal Washability Testing	7-4
7.2.4 Other Exploration Methods	7-5
7.3 Results	7-5
7.3.1 Summary of Exploration	7-5
7.3.2 Adequacy of Exploration	7-7
7.4 Data Verification	7-7

8.0 SAMPLE PREPARATION, ANALYSIS, AND SECURITY	8-1

9.0 DATA VERIFICATION	9-1

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	10-1

11.0 COAL RESOURCE ESTIMATE	11-1
11.1 Applicable Standards and Definitions	11-1
11.2 Coal Resources	11-2
11.2.1 Methodology	11-2
11.2.2 Criteria	11-2
11.2.3 Classification	11-3
11.2.4 Coal Resource Estimate	11-3
11.2.5 Validation	11-3

12.0 COAL RESERVE ESTIMATE	12-1
12.1 Applicable Standards and Definitions	12-1
12.2 Coal Reserves	12-2
12.2.1 Methodology	12-2
12.2.2 Parameters and Assumptions	12-2
12.2.3 Classification	12-4
12.2.4 Coal Reserve Estimate	12-4
12.2.5 Reconciliation with Previous Estimates	12-11

13.0 MINING METHODS	13-1
13.1 Mining Method Description	13-1
13.2 Mine Equipment and Staffing	13-3
13.2.1 Mine Equipment	13-3
13.2.2 Staffing	13-3
13.3 Mine Production	13-4
13.3.1 Historical Mine Production	13-4
13.3.2 Forecasted Production	13-5
13.3.3 Mining Recovery and Dilution Factors	13-6
13.4 Other Mining Considerations	13-8
13.4.1 Mine Design	13-8
13.4.2 Mining Risk	13-9

14.0 PROCESSING OPERATIONS	14-1
14.1 Overview	14-1
14.2 Historical Operation	14-5
14.3 Future Operations	14-5
14.4 Conclusions	14-5

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

15.0 MINE INFRASTRUCTURE	15-1
15.1 Mine Surface Facilities	15-1
15.2 Bailey Refuse Facility	15-1

16.0 MARKET STUDIES	16-1
16.1 Product Specifications	16-1
16.2 Primary Markets	16-2
16.2.1 Domestic Sales	16-3
16.2.2 Export Sales	16-3
16.3 Market Outlook	16-5
16.3.1 Future Demand	16-5
16.3.2 Price Forecast	16-5

17.0 PERMITTING AND COMPLIANCE	17-1
17.1 Permitting Requirements and Status	17-1
17.2 Environmental Studies	17-2
17.3 Waste Disposal and Water Management	17-3
17.4 Compliance	17-3
17.5 Plans, Negotiations, or Agreements	17-4
17.6 Mine Closure	17-4
17.7 Socio-Economic Impact	17-4

18.0 CAPITAL AND OPERATING COSTS	18-1
18.1 Introduction	18-1
18.2 Historical Financial Performance	18-2
18.2.1 Historical Operating Costs	18-2
18.2.2 Historical Capital Expenditures	18-4
18.3 Projected Mine Plan and Estimated Costs	18-4
18.3.1 Forecasted Production and Sales	18-5
18.3.2 Forecasted Operating Costs	18-6
18.3.3 Forecasted Capital Expenditures	18-7

19.0 ECONOMIC ANALYSIS	19-1
19.1 Introduction	19-1
19.2 Assumptions and Limitations	19-2
19.3 Financial Model Results	19-3

20.0 ADJACENT PROPERTIES	20-1

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page

21.0 OTHER RELEVANT DATA AND INFORMATION	21-1

22.0 INTERPRETATION AND CONCLUSIONS	22-1
22.1 Audit Findings	22-1
22.2 Significant Risks and Uncertainties	22-1

23.0 RECOMMENDATIONS	23-1

24.0 REFERENCES	24-1

25.0 RELIANCE ON INFORMATION PROVIDED BY REGISTRANT	25-1

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page
List of Tables
1.1	Coal Reserves Summary	1-4
3.1	Summary of Mineral (Coal) Control	3-3
4.1	Monthly Average Climate Data, Waynesburg, Pennsylvania	4-1
5.1	Historical Reserve Acquisition	5-1
7.1	Descriptive Statistics, Pittsburgh Seam Thickness	7-5
7.2	Descriptive Statistics, Pittsburgh Seam Coal Quality	7-7
11.1	Coal Resource Classification Criteria	11-3
12.1	Mining Parameters	12-3
12.2	Estimated Coal Reserves by Mine as of 31 December 2024	12-7
12.3	Coal Reserves Summary	12-4
12.4	Coal Reserves Product Quality Summary	12-8
13.1	PAMC Historical Employee Count	13-4
14.1	Bailey CPP Module Summary	14-1
15.1	CRDA Summary	15-2
15.2	Summary of Remaining Coal Refuse Capacity	15-2
16.1	Indicative Thermal Coal Quality	16-1
16.2	Indicative Metallurgical Coal Quality	16-2
16.3	PAMC Sales by Product and Market Segment	16-2
16.4	Summary of PAMC Historical Thermal Coal Deliveries by State	16-3
16.5	Coal Price Forecast	16-5
17.1	Permit Summary	17-2
18.1	PAMC Historical Capital Expenditures	18-4
19.1	Discounted Cash Flow – Net Present Value Analysis	19-4
19.2	Financial Results	19-3
19.3	Cumulative NPV12 by Timeframe	19-3
19.4	DCF-NPV Sensitivity Analysis	19-5

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued

Page
List of Figures
1.1	General Location Map	1-2
3.1	Map Showing General Layout and Mineral Control	3-2
6.1	Generalized Stratigraphic Chart, Southwestern Pennsylvania	6-2
6.2	Generalized Stratigraphic Section, Showing Pittsburgh Coal Seam Main Bench, Draw Slate, and Roof Coal, Zone Average Thickness in the PAMC	6-4
6.3	Map Showing Pittsburgh Seam Isopachs	6-5
7.1	Map Showing Drill Hole Locations	7-6
12.1	Relationship Between Coal Resources and Coal Reserves	12-2
12.2	Map Showing Product Yield Isopleths, Pittsburgh Seam	12-5
12.3	Map Showing Reserve Classification, Pittsburgh Seam	12-6
12.4	Map Showing Product Ash Isopleths, Pittsburgh Seam	12-9
12.5	Map Showing Product Sulfur Isopleths, Pittsburgh Seam	12-10
12.6	Distribution of PAMC Coal Reserves by Sulfur Dioxide Category	12-8
12.7	Reconciliation with Previous Coal Reserves Estimate	12-11
13.1	Longwall Mining Method	13-1
13.2	Historical PAMC Coal Production	13-4
13.3	Historic PAMC Mining Productivity	13-5
13.4	Projected PAMC Clean Coal Production	13-6
14.1	Aerial Photograph Showing Central Preparation Plant Facilities	14-3
14.2	Generic Flowsheet, Dense Medium Cyclone/Spiral/Flotation, Bailey Preparation Plant Facilities	14-4
18.1	PAMC Historical Operating Costs and Sales Realizations	18-2
18.2	PAMC Historical Cash Operating Cost by Mine	18-3
18.3	Projected PAMC Saleable Production	18-6
18.4	PAMC’s Projected Operating Costs and Sales Price	18-7

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DISCLAIMERS AND QUALIFICATIONS

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. The agreement permits CONSOL to file this report as a technical report summary with the U.S. Securities and Exchange Commission (SEC) pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with CONSOL. The user of this document should ensure that this is the most recent disclosure of coal resources and coal reserves for the subject property as it is no longer valid if more recent estimates have been issued.

This report provides BOYD’s assessment of CONSOL’s coal resources and coal reserves as of December 31, 2024. Our assessment was performed to obtain reasonable assurance that CONSOL's estimates of coal reserves and coal resources are free from material misstatement. We did not independently estimate coal resources or coal reserves as it was not required for the purposes of the assessment. The Economic Analysis and resulting net present value (NPV) estimate in this report were made for the purposes of confirming the economic viability of the reported coal reserves and not for the purposes of valuing CONSOL or its assets. Internal Rate of Return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model.

The ability of CONSOL to recover all the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

Cautionary Statements Regarding Forward-Looking Statements
Certain statements in this technical report summary are “forward-looking statements” within the meaning of the federal securities laws. Except for historical matters, the matters discussed in this technical report summary are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results
    JOHN T. BOYD COMPANY

        ii

projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and CONSOL’s future production, revenues, income, and capital spending. When the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions are used in this technical report summary, the statements which include those words are usually forward-looking statements. Any expectations with respect to the PAMC or any other strategy that involves risks or uncertainties are forward-looking statements. These forward-looking statements are based on current expectations and assumptions about future events. While BOYD considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond BOYD’s control. The forward-looking statements in this report speak only as of the date of this technical report summary and BOYD disclaims any intention or obligation to update publicly any forward-looking statements in this technical report summary, whether in response to new information, future events, or otherwise, except as required by applicable law.

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    JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS

$	:	US dollar(s)

%	:	Percent or percentage

AFC	:	Armored Face Conveyor

As-Received Basis	:	Data or results are calculated to the moisture condition of the coal sample when it arrived at the testing facility.

ASTM	:	ASTM International (formerly American Society for Testing and Materials)

BMX	:	Bailey Mine Expansion

BOYD	:	John T. Boyd Company

Btu	:	British thermal unit. A unit of heat; it is defined as the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

CAPP	:
Central Appalachian Basin. Coal producing region consisting of Eastern Kentucky, Virginia, Southern West Virginia, and the Tennessee counties of: Anderson, Campbell, Claiborne, Cumberland, Fentress, Morgan, Overton, Pickett, Putnam, Roane, and Scott.

CM	:	Continuous Miner

CPP	:	Coal Preparation Plant

Coal	:
Combustible sedimentary rock in which organic matter, including residual moisture comprises more than 50% by weight and more than 70% by volume of carbonaceous material formed from altered plant remains.

Coal Reserve	:
An estimate of tonnage and grade or quality of indicated and measured coal resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated coal resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

JOHN T. BOYD COMPANY

    GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Coal Resource	:
A concentration or occurrence of coal of economic interest in or on the Earth's crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A coal resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

CONSOL	:	CONSOL Energy Inc. and its subsidiaries

CRDA	:	Coal Refuse Disposal Area

CSX	:	CSX Corporation. A rail-based freight transportation company

CY	:	Cubic yards

DCF	:	Discounted Cash Flow

Dry Basis	:	Data or results are calculated to a theoretical base as if there were no moisture in the coal sample.

EIA	:	U.S. Energy Information Administration

FOB	:	Free-on-Board

ILB	:	Illinois Basin. Coal producing region consisting of Illinois, Indiana, and Western Kentucky.

Indicated Coal Resource	:
That part of a coal resource for which quantity and quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated coal resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated coal resource has a lower level of confidence than the level of confidence of a measured coal resource, an indicated coal resource may only be converted to a probable coal reserve.

JOHN T. BOYD COMPANY

    GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Inferred Coal Resource	:
That part of a coal resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred coal resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred coal resource has the lowest level of geological confidence of all coal resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred coal resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a coal reserve.

IRR	:	Internal rate-of-return

ISO	:	International Organization for Standardization

lb	:	Pound

LOM	:	Life-of-Mine

LW	:	Longwall

MB	:	Miner-Bolter

Measured Coal Resource	:
That part of a coal resource for which quantity and quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured coal resource is sufficient to allow a qualified person to apply modifying factors, as defined herein, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured coal resource has a higher level of confidence than the level of confidence of either an indicated coal resource or an inferred coal resource, a measured coal resource may be converted to a proven coal reserve or to a probable coal reserve

Mineral Reserve	:	See “Coal Reserve”

Mineral Resource	:	See “Coal Resource”

MM	:	Million

JOHN T. BOYD COMPANY

    GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Modifying Factors	:
The factors that a qualified person must apply to indicated and measured coal resources and then evaluate to establish the economic viability of coal reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated coal resources to proven and probable coal reserves. These factors include, but are not restricted to: mining; processing; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

MSHA	:	Mine Safety and Health Administration. A division of the U.S. Department of Labor

NAPP	:	Northern Appalachian Basin. Coal producing region consisting of Maryland, Ohio, Pennsylvania, and Northern West Virginia

NAR	:	Net As Received

NS	:	Norfolk Southern Corporation. A rail-based freight transportation company.

NPV	:	Net Present Value

OSD	:	Out-of-Seam Dilution. Rock impurities recovered from above and below the coal seam with the coal seam during the normal mining process

PA-DEP	:	Pennsylvania Department of Environmental Protection

PAMC	:	Pennsylvania Mining Complex. Includes the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the Central Coal Preparation Plant

Probable Coal Reserve	:	The economically mineable part of an indicated and, in some cases, a measured coal resource.

Production Stage Property	:	A property with material extraction of coal reserves.

Proven Coal Reserve	:	The economically mineable part of a measured coal resource which can only result from conversion of a measured coal resource.
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    GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

QP	:	Qualified Person

Qualified Person	:
An individual who is:
1.A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

2.An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

a.Be either:
i.An organization recognized within the mining industry as a reputable professional association; or
ii.A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field;
b.Admit eligible members primarily based on their academic qualifications and experience;
c.Establish and require compliance with professional standards of competence and ethics;
d.Require or encourage continuing professional development;
e.Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
f.Provide a public list of members in good standing.

ROM	:	Run-of-Mine. The as-mined material including coal, in-seam rock partings mined with the coal, and out-of-seam dilution.

RSA	:	Republic of South Africa

SGF	:	Specific gravity float

SEC	:	U.S. Securities and Exchange Commission

S-K 1300	:	Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K

Ton	:	Short Ton. A unit of weight equal to 2,000 pounds
JOHN T. BOYD COMPANY

    GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

TPH	:	Tons per Hour

TPEH	:	Tons per Employee-Hour

WV-DEP	:	West Virginia Department of Environmental Protection

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1-1
1.0 EXECUTIVE SUMMARY

1.1    Introduction
CONSOL's Pennsylvania Mining Complex (PAMC) is a complex that includes three active underground longwall (LW) mines—Bailey Mine, Enlow Fork Mine, and Harvey
Mine—and the Central Coal Preparation Plant (CPP). BOYD was retained by CONSOL to complete an independent technical assessment of coal resource and coal reserve estimates for the PAMC.

BOYD’s findings as a result of the audit of PAMC's coal resource and coal reserve estimates are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) CONSOL files, (2) discussions with CONSOL personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

This technical report identifies and summarizes the results of our audit of the PAMC coal reserves and independent assessment of the economic viability of extracts of the
PAMC coal reserves over the life of the mine and satisfies the requirements for
CONSOL's disclosure of coal reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC's Regulation S-K (collectively, “S-K 1300”). This is the third technical report summary for the PAMC. BOYD is a qualified person as defined in S-K 1300.

Weights and measurements are expressed in US customary units. Unless otherwise noted, the effective date of the information, including estimates of coal reserves, is December 31, 2024.

1.2    Property Description
The PAMC is an active underground coal mining and processing operation located in Greene and Washington counties, Pennsylvania, and Marshall County, West Virginia. The general location of the PAMC is provided in Figure 1.1, following this page. The project lies in a well-developed region with a robust infrastructure.

The PAMC comprises approximately 179,028 acres—or 280 square miles—within the Northern Appalachian Basin (NAPP) coal-producing region of the eastern United States.

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1-2

RAILROAD INDEX
Abbreviation | Name
AVR Allegheny Valley RR
CN Canadian National RW Co.
CUOH The Columbus & Ohio River RR Co.
CSXT CSX Transportation, Inc.
ISH Iron Senergy Holdings, LLC
KRS Katahdin Rail Services
NS Norfolk Southern Corp.
OHIC Ohi-Rail Corporation
POHC Pittsburgh & Ohio Central RR
SWP Southwestern Pennsylvania RR
URR Union Railroad Co.
WE The Wheeling & Lake Erie RW Co.
East Liverpool
COLUMBIANA
HANCOCK
BEAVER
JEFFERSON
Sammis FirstEnergy Corp.
ALLEGHENY
Pittsburgh
Weirton
Steubenville
WASHINGTON
HARRISON
Cardinal American Electric Power
BROOKE
Canonsburg
Washington
Tunnel Ridge
Alliance Resource Partners, L.P.
OHIO
Wheeling
Enlow Fork
Harvey
Washington County (Closed) (fka Mine 84)
BELMONT
American Consolidated Natural Resources Inc.
Ohio County (fka Shoemaker)
ACNR
MARSHALL
Natural Resources Partners, L.P.
Bailey
Consol Energy Inc.
FAYETTE
WESTMORELAND
Century
Ohio Edison Co.
GREENE
Emerald (Closed)
Iron Senergy Holdings, LLC
Cumberland
Woodsfield
Powhatan No. 6 (Closed)
Mitchell American Electric Power
Fort Martin FirstEnergy Corp.
MONROE
Marshall County (fka McElroy)
Monongalia County (Closed) (fka Blacksville No. 2)
Consol Energy Inc.
Federal No. 2 (Idle)
Phoenix Federal No.2 Mining, LLC
Longview Longview Power, LLC
Morgantown
Marion County (fka Loverage No. 22)
WETZEL
WASHINGTON
TYLER
MONONGALIA
PRESTON
Grant Town American Bituminous Power LP
HARRISON
MARION
DODDRIDGE
Harrison FirstEnergy Corp.
SCALE (Miles)
0 3 6 9 12
Harrison County (fka Robinson Run)
American Consolidated Natural Resources Inc.
Consol
LEWIS
Legend
PAMC Mineral Control
Major Pittsburgh Seam Control
Bailey, Enlow Fork, and Harvey Underground Mined Out Area - Pittsburgh Seam
Adjacent Underground Mined Out Area - Pittsburgh Seam
Select Underground Mine Portal Location - Pittsburgh Seam
Coal-Fired Generating Station
Major Railroad
Major Waterway
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
FIGURE 1.1
GENERAL LOCATION MAP
Showing
MAJOR COAL OWNERSHIP AND UNDERGROUND MINE LOCATIONS
PITTSBURGH SEAM
Southwestern Pennsylvania
Northern West Virginia and Eastern Ohio
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2025
Scale as Shown

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1-3
The PAMC mines coal exclusively from the Pittsburgh Seam. Within the PAMC boundaries, CONSOL maintains the right to mine and remove almost all (approximately 99.2%) of the Pittsburgh Seam through whole or fractional mineral ownership and/or lease agreements. Several small adverse (uncontrolled) tracts exist within the proposed life-of-mine (LOM) plan; however, CONSOL has demonstrated success in acquiring these as required during the ordinary course of business, although there can be no assurance that it will be similarly successful in the future. BOYD is not aware of any encumbrances, litigation, or orders which would hinder continued development of the property.

As illustrated in Figure 1.1, the Pittsburgh Seam has historically been and continues to be extensively mined in and around the PAMC area. CONSOL has a lengthy history of successfully mining the Pittsburgh Seam and other coal beds in the region. CONSOL’s involvement with the PAMC dates to the 1920s and it has been actively mining and developing the PAMC since 1984.

1.3    Geology
The PAMC is situated in the Allegheny Plateau of the NAPP coal fields region. Near-surface geology of this area primarily consists of Pennsylvanian and Lower Permian coal-bearing strata. Coal seams mined in this region are generally classified as high- to low-volatile bituminous, characterized by low-to-high sulfur content and high heating value.

The Pittsburgh Seam is the only coal seam of economic interest on the property. Structurally, the Pittsburgh Seam consists of three rather distinct and relatively consistent intervals: the main bench coal, an overlying draw slate, and a roof coal zone. With an average thickness of 5.5 ft, the main bench coal constitutes most of the mineable interval. The Pittsburgh Seam is relatively flat-lying, typically dipping less than one degree, and is located at depths ranging from approximately 300 ft to 1,400 ft below ground surface within the PAMC area.

The Pittsburgh Seam coal bed is characterized as a high-rank, high-volatile bituminous, medium-ash, and medium- to high-sulfur coal that is used for both thermal and metallurgical purposes.

1.4    Exploration
The Pittsburgh Seam has been extensively explored and mined in the region, with drilling records dating back to at least the 1920s. CONSOL provided data for 7.317 drill holes, totaling more than 4 million ft of drilling, that have intercepted the Pittsburgh Seam. Of these, results from 2,377 drill holes were utilized to define the lateral extent,
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thickness, and qualities (both raw and clean) of the Pittsburgh Seam in the immediate PAMC project area.

BOYD’s audit indicates that in general: (1) CONSOL has performed extensive drilling and sampling work on the subject property, (2) the work completed has been done by competent personnel, and (3) the amount of data available combined with wide-spread knowledge of the Pittsburgh Seam, is sufficient to confirm the thickness, lateral extents, and quality characteristics of the Pittsburgh Seam.

1.5    Coal Reserves
CONSOL’s estimated underground mineable coal reserves for the PAMC total 557.6 million recoverable (clean) product tons remaining as of December 31, 2024. The coal reserves controlled by CONSOL are summarized in Table 1.1.

Table 1.1: Coal Reserves Summary

Mine	Product Tons (millions) by Classification		
	Proven	Probable	Total
Bailey	53.6	72.3	125.9
Enlow Fork	206.8	32.4	239.2
Harvey	101.1	91.4	192.5
Total	361.5	196.1	557.6

It is BOYD’s opinion that extraction of the reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production is common practice. We are also not aware of any prohibition against the proposed mining and processing activities.

There are no reportable coal resources excluding those converted to coal reserves for the PAMC.

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1.6    Operations
1.6.1    Mining
The PAMC is comprised of the Bailey, Enlow Fork, and Harvey underground mines. Each mine utilizes LW mining for primary production with supporting mine development performed by continuous miners (CM). This mining method is highly productive and commercially demonstrated; it has been the primary approach by coal mine operators to mine the Pittsburgh Seam for decades. PAMC has utilized this mining method since the inception of its mining operation in 1984. The complex is currently configured to operate multiple LW sections and has the ability to produce 28.5 million tons per year. The PAMC is generally considered an industry leader in terms of mining productivity and its mining costs are in the lower quartile when compared to its peers.

In the aggregate, the PAMC LOM plan projects the complex will produce approximately 1,003.4 million tons of run-of-mine (ROM) coal (557.6 million saleable tons after processing) over the expected life of the operations.

1.6.2    Processing
All coal mined from the three mines is directed to the Central CPP. The Central CPP serves as the coal washing facility for the PAMC’s three LW mines. The plant was commissioned in 1984 to wash coal produced by the Bailey Mine. Since then, the Central CPP has undergone many expansions and has a current processing capacity of 8,200 raw tons-per-hour (TPH). It is the largest coal preparation plant in the United States.

The beneficiation process utilized at the PAMC has a proven record of accomplishment and has remained relatively unchanged for decades. Straightforward when compared to many other mineral processing techniques, the coal washing process is largely based on separating non-coal (rock) material from coal material by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process only requires water, magnetite, and frothing agents.

The plant’s ability to blend raw coal production from the three underground mines into a singular plant feed allows for both more consistent plant operation and the ability to achieve a range of clean coal qualities for various coal markets.

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1.6.3    Other Infrastructure
The PAMC is supported by several surface infrastructure sites. Major surface infrastructure includes ancillary buildings, high-voltage power distribution stations, ROM over-land coal conveyor belts, CPP refuse facilities, underground access and ventilation structures, and rail loading systems.

Product coal from the PAMC is transported to its customer base via rail. The Central CPP is served by both the Norfolk Southern (NS) and CSX railroads via a rail spur that connects the complex with the mainline rail at Waynesburg, Pennsylvania.

The Bailey refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and fine coal slurry (fine coal refuse) produced during the processing of coal.

1.7    Financial Analysis
1.7.1    Market Analysis
The PAMC produces a thermal coal that is sold into the domestic United States and international export markets. The high calorific value thermal coal produced by PAMC is currently used in the United States by electricity generators located in the PJM Interconnection, Southeast, and Midcontinent Independent System Operator regional electricity markets and by domestic industrial customers. In addition to the domestic market, PAMC also services international power generation and industrial customers in Europe, Africa, Asia, and other parts of North America. The coal’s high quality enables it to receive premium pricing relative to regional price indices.

The PAMC also supplies lesser quantities—approximately 2.0 to 3.0 million tons per annum—of a secondary metallurgical coal product into Asia, Europe, and South America.

1.7.2    Capital and Operating Cost Estimates
The Pittsburgh Seam is widely recognized as being ideally suited for LW mining operations and conducive to efficient, low-cost production operations. In terms of total dollars expended per year, cash operating costs for LW mines are mostly fixed. Unit costs, therefore, will vary mostly due to changes in production and less so with regard to general inflation and major mine site changes.

During the historical review period of 2020–2024, total annual cash operating costs for the PAMC were within the range of $28 to $40 per saleable ton. Operating cost estimates were developed based on recent actual costs and considering site specific operational activity levels and cost drivers. PAMC’s operating costs are expected to
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remain relatively consistent (on an uninflated basis) with 2024 results. As such, the projected total cash cost of goods sold averages approximately $35.50 per ton sold over the life of the mine. As the operations are in a steady state, BOYD considers the future operating cost estimates to be reasonable and appropriate.

The PAMC is regarded as being highly capitalized and comprising of state-of-the-art operations when compared to industry peers. Continual capital expenditures have been ongoing by CONSOL in recent years to support mine infrastructure expansions, maintenance of production equipment, refuse placement, etc. BOYD projected sustaining capital expenditures is estimated to average approximately $6.00 per ton sold, which includes maintenance of production equipment as well as other items needed for the ongoing operation. This unit cost is based on our judgment and experience with similar operations.

1.7.3    Economic Analysis
BOYD independently evaluated the economics of the PAMC over the forecasted life of the project. The results of our indicative economic analysis for PAMC over the remaining life of the operations (2025 to 2061) shows an after-tax net present value (NPV) of almost $2.7 billion for the expected case at a 12% discount rate. The cash flow estimates are positive even after performing independent sensitivity analyses of up to 10% variation in sales price. From this we conclude that the stated coal reserves are economically viable under reasonable market price expectations for the coal produced from the PAMC.

The NPV estimate was made for purposes of confirming the economic viability of the reported coal reserves and not for purposes of valuing CONSOL or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model.

1.8    Permitting Requirements
Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

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Permits generally require that CONSOL post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulatory requirements of the permit are fully satisfied. As of December 31, 2024, CONSOL held more than $380 million in surety bonds to cover its obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety.

Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production are common practice. We are not aware of any issues which would impact or prevent the present “Not Permitted” reserves to be permitted as future mining needs dictate. We are also not aware of any prohibition against the proposed mining and processing activities.

1.9    Conclusions
It is BOYD’s overall conclusion that CONSOL’s estimates of coal reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors.

Given the lengthy operating history and status of evolution, residual uncertainty for this project is considered minor under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

It is BOYD’s opinion that extraction of the PAMC's reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. The ability of CONSOL, or any mine operator, to recover all of the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance.

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2.0    INTRODUCTION

2.1    Registrant
CONSOL is a US-based mining company headquartered in Canonsburg, Pennsylvania whose common stock is listed on the New York stock exchange (NYSE:CEIX). CONSOL is actively engaged in the production and export of thermal coal and metallurgical coal from the PAMC. The company also operates a mine in Wyoming County, West Virginia that produces metallurgical coal. In addition, CONSOL controls considerable greenfield (i.e., undeveloped) thermal and metallurgical coal resources located in the major coal-producing basins of the eastern United States. The company also owns and operates the CONSOL Marine Terminal, which is in the Port of Baltimore, Maryland. Additional information regarding CONSOL can be found at www.consolenergy.com.

This technical report summary was prepared for CONSOL in support of their disclosure of coal resources and coal reserves for the PAMC.

2.2    Terms of Reference and Purpose
CONSOL retained BOYD to complete an independent assessment of CONSOL’s internally-prepared coal resource and coal reserve estimates and supporting information for the PAMC. CONSOL also retained BOYD to perform an independent assessment of the economic viability of the PAMC coal reserves over the life of the operation. Our objective was to review and evaluate the scientific and technical information on which CONSOL's calculation of its coal resources and coal reserve estimates are based and also to evaluate whether the extraction of the coal resources and coal reserves is economically viable over the life of the PAMC.

The technical summary of our third-party assessment, presented in report form herein, was prepared in accordance with the disclosure requirements set forth in S-K 1300. The purpose of this report is: (1) to summarize technical and scientific information for the subject mining properties, (2) to provide the conclusions of our technical audit, (3) to provide a statement of coal resources and/or coal reserves for the PAMC, and (4) provide our conclusion of the economic viability of the PAMC’s coal reserves.

BOYD’s findings are based on our detailed examination of the supporting geologic and other scientific, technical, and economic information provided by CONSOL, as well as our assessment of the methodology and practices applied by CONSOL in formulating
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the estimates of coal resources and coal reserves disclosed in this report. We did not independently estimate coal resources or coal reserves from first principles.

We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. We also consent to CONSOL filing this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K.

2.3    Expert Qualifications
BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 60 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in coal resources/reserve estimation and our knowledge of the subject coal properties provide BOYD with an informed basis on which to opine on the reasonableness of the estimates provided by CONSOL. An overview of BOYD can be found on our website at www.jtboyd.com.

The individuals primarily responsible for this audit and the preparation of this report are, by virtue of their education, experience, and professional association, considered qualified persons as defined in S-K 1300.

Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in CONSOL, and are not insiders, associates, or affiliates of CONSOL. The results of our audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between CONSOL and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by CONSOL and its representatives.

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2.4    Sources of Information
Information used in this assignment was obtained from: (1) CONSOL files, (2) existing BOYD work files and reports, (3) discussions with CONSOL personnel, (4) records on file with regulatory agencies, (5) public sources, and (6) nonconfidential information in BOYD’s possession.

The following information was provided by CONSOL:

•Year-end reserve statements and reports for 2024.
•Exploration records (e.g., drilling logs, lab sheets).
•Geologic databases of lithology and coal quality.
•Computerized geologic models.
•Mapping data, with:
-Mineral tenure boundaries.
-Permit boundaries.
-Limits of previous mining.
•Mine plans, production schedules, financial forecasts and supporting documentation.
•Historical information, including:
-Production reports and reconciliation statements.
-Financial statements.
-Product sales and pricing.

Information from sources external to BOYD and/or CONSOL are referenced accordingly.

The data and work papers used in the preparation of this report are on file in our offices.

2.5    Personal Inspections
Although an inspection of the PAMC properties was not conducted as part of this study, BOYD has well-established knowledge of the subject mining operations having performed over 100 engineering studies on the Pittsburgh coal seam, including the PAMC and adjacent properties. BOYD’s most recent visits to the PAMC operations were in July/August 2021 and May 2023.

2.6    Report Version
The effective (i.e., “as of”) date of the report is December 31, 2024. Unless otherwise noted, the estimates of coal resources and coal reserves and supporting information presented in this report are effective as of December 31, 2024.

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This is the third technical report summary filed by CONSOL for the PAMC and supersedes the following previously filed reports:

John T. Boyd Company; February 2022; Technical Report Summary, Coal Resources and Coal Reserves, Pennsylvania Mining Complex, Pennsylvania and West Virginia (Report No. 2755.080).

John T. Boyd Company; January 2023; Technical Report Summary, Coal Resources and Coal Reserves, Pennsylvania Mining Complex, Pennsylvania and West Virginia (Report No. 2755.091).

The user of this document should ensure that this is the most recent disclosure of coal resources and coal reserves for the PAMC as it is no longer valid if more recent estimates have been issued.

2.7    Units of Measure
The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in US Dollars ($). Historic prices and costs are presented in nominal (i.e., unadjusted for inflation) dollars. Future dollar values are expressed on a constant (i.e., not escalated) basis as of the effective date of this report.

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3.0    PROPERTY DESCRIPTION

3.1    Property Location
The PAMC is a coal mining and processing operation located in Greene and Washington counties, Pennsylvania, and Marshall County, West Virginia. The PAMC comprises almost 280 square miles within the NAPP coal-producing region of the eastern United States. The PAMC operations currently consist of three active underground mines—Bailey, Enlow Fork, and Harvey—and related infrastructure.

The PAMC is commercially operated as a single entity, although each of the three mines operate under a unique Mine Safety and Health Administration (MSHA) mine identification number and has a separate direct management team. All mine output is delivered by belt conveyors to a central coal processing facility, the Central Preparation Plant, that is the largest in the country (8,200 raw tons per hour) and reports to MSHA under the Bailey Mine identification number. The ROM coal is segregated by mine, and sophisticated analysis and processing systems are utilized to meet customer specifications. Plant reject-material reports to the coarse and fine refuse disposal facilities. Saleable output is shipped to a diverse customer base via the rail load-out on a dedicated rail spur serviced by NS and CSX.

The PAMC is located approximately 26 miles southwest of Pittsburgh, near the city of Washington and the borough of Waynesburg, all in Pennsylvania. The city of Wheeling, West Virginia lies about 12 miles due west and the city of Morgantown, West Virginia, is located approximately 22 miles southeast. The project area is flanked by Interstate 70 to the northwest and Interstate 79 to the east. US Route 250 intersects the south-west corner of the property.

Geographically, the Central Preparation Plant is located at approximately 39°58’23.7” N latitude and 80°24’43.6” W longitude. Figures 1.1 (page 1-2) and 3.1, following this page, illustrate the location and general layout of the PAMC.

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RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Bailey Central Preparation Plant
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
CSXT/NS
N
WV
PA
Legend
Consol Energy Inc. PAMC Underground Mines (Pittsburgh Seam Reserve Boundary)
Bailey
Enlow Fork
Harvey
Mineral Control
Underground Mined Areas
Deep Mine Access
CSXT Major Railroad
SCALE (ft)
0 10,000 20,000
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
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FIGURE 3.1

MAP SHOWING GENERAL LAYOUT AND MINERAL CONTROL PENNSYLVANIA MINING COMPLEX (PAMC) PITTSBURGH SEAM

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2025
Scale 1" = 20,000'

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3.2    Property Control
Within the PAMC area, CONSOL controls approximately 179,028 acres of mineral and/or surface rights. This control exists as a complex collection of 2,757 owned and/or leased tracts that range from less than an acre to several hundred acres in size. Ownership of the surface rights and the mineral rights is often severed for the properties and the estates are often fractional, in which mineral rights are split between several owners. CONSOL and its predecessors have acquired the necessary rights to support development and operations through purchase or lease agreements with predominantly private owners or entities.

As it is outside the scope of our expertise, BOYD has not independently verified ownership of the PAMC area and the underlying property agreements. Ownership data including maps, deeds, lease agreements, and royalty rate furnished to us have been accepted as being true and accurate for the purpose of this report.

3.2.1    Coal Control
CONSOL maintains the right to mine and remove almost all of the Pittsburgh Seam within the PAMC boundaries through whole or fractional mineral ownership and/or lease agreements. CONSOL’s coal control is summarized in Table 3.1.

The 2,757 tracts of the PAMC are covered by numerous coal deeds and coal lease agreements. Lease terms generally extend until all the coal is removed from the subject tract. Where applicable, royalty rates typically range from 3% to 8% of the gross sales price of the coal.

As shown in Table 3.1, almost all the Pittsburgh Seam coal (on an acreage basis) is controlled by CONSOL within the PAMC area (99.5%) and covering the planned mining areas (99.2%). Small adverse (uncontrolled) tracts within the project limits are common; however, we believe it is generally reasonable to assume that such tracts can be acquired or leased in the ordinary course of business. It is BOYD’s opinion that adverse
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coal control does not pose a material risk to the estimate of coal reserves reported herein.

3.2.2    Surface Ownership
As part of the PAMC, CONSOL controls surface rights to approximately 24,092 acres through fee simple ownership. This includes ownership of the property upon which the surface facilities for mine access, processing, storing, and shipping are located, as well as 3,509 permitted acres for coarse and fine refuse disposal facilities.

CONSOL reports it controls adequate surface rights to sustain current mining operations in the near term. Additional surface property will likely be required during the life of the mine for the placement of additional infrastructure. It is generally reasonable to assume the required property can be acquired or leased in the ordinary course of business; as such, we do not believe there is any undue risk associated with surface ownership to the estimated reserves reported herein.

3.3    Regulation and Liabilities
Mining and related support activities on the PAMC properties are subject to various federal, state, and local environmental regulations. The more significant federal laws include:

•    Clean Air Act
•    Clean Water Act
•    Surface Mining Control and Reclamation Act
•    Endangered Species Act
•    National Environmental Policy Act
•    Comprehensive Environmental Response, Compensation, and Liability Act
•    Resource Conservation and Recovery Act

In Pennsylvania and West Virginia, responsibility for enforcing these acts, with the aid of numerous state laws and legislative rules, lies with the Pennsylvania Department of Environmental Protection (PA-DEP) and West Virginia Department of Environmental Protection (WV-DEP) and their various subdivisions, respectively

Operations on the PAMC properties must comply with other state, federal, and local environmental laws in addition to those listed above. These laws include, for example, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, the Toxic Release Inventory, and the rules governing the use and storage of
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explosives regulated by the U.S. Bureau of Alcohol, Tobacco, and Firearms and the Department of Homeland Security.

As mandated by these laws and regulations, numerous permits are required for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits are in place or applied for to support current operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, we believe CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that the permittee post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulatory requirements of the permit are fully satisfied. CONSOL reports holding almost $355 million in surety bonds to cover its obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety.

Regular inspection of the mines and related facilities are conducted by the U.S. Department of Labor’s Mine Safety and Health Administration (MSHA) for health and safety compliance. On finding any violation of a health or safety standard, an inspector will issue a citation that specifies the standard violated and evaluates the gravity of the violation by several factors, including likelihood of injury. Any infraction that is reasonably likely to result in a serious injury or illness or is caused by the operator's unwarrantable failure to comply with regulatory requirements will carry additional fines and could result in temporary closure. Typically, the civil penalties for regular assessments are not considered material.

BOYD is not aware of any prohibition of mining and processing activities for the PAMC. However, the reported coal reserves may be materially impacted by: CONSOL’s failure to comply with permit conditions and rules; delays in obtaining required government or other regulatory approvals or permits; CONSOL’s inability to obtain such required approvals or permits; or changes in governmental regulations.

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4.0    PHYSIOGRAPHY, ACCESSIBILITY, AND INFRASTRUCTURE

4.1    Topography, Elevation, and Vegetation
The PAMC lies within the Waynesburg Hills Section of the Appalachian Plateaus physiographic province of Pennsylvania. This region is characterized by very hilly topography, with narrow hilltops and dendritic valleys which display steeply sloping hillsides and moderate relief. Surface elevations within the PAMC area range from approximately 860 ft to 1,580 ft above mean sea-level. There is a vast network of overlying streams and waterways which cover the complex area.

Land cover within the PAMC area consists predominantly of mixed forest and crop/pastureland dotted with medium- to low-density (rural) residential areas.

4.2    Accessibility
General access to the PAMC is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are generally open year-round. In addition, PAMC is supported by Class 1 railroads to transport processed coal products to various markets/consumers.

4.3    Climate
Climate in and around the PAMC is typical of southwestern Pennsylvania, with four distinct seasons: cold winters; hot and humid summers; and mild falls and springs. The average daily high temperatures are above freezing 12 months of year while the low temperatures drop below freezing 5 months of the year. Table 4.1 provides monthly average climate data collected from 2000 through 2024 in Waynesburg, Pennsylvania.

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In general, the operating season for the PAMC is year-round. Adverse weather conditions seldom limit the PAMC coal mining, processing, and loading operations; however, extreme weather conditions may temporarily impact operations.

4.4    Infrastructure Availability and Sources
The PAMC lies within a well-developed region of southwestern Pennsylvania, with an extensive history related not only to coal mining, processing, and transportation, but also many other industries and services. A reported 3.1 million people live within 60 miles of the PAMC, according to the U.S. Census of 2010.

Coal produced at the PAMC is transported primarily by rail. A rail load-out facility and dedicated rail spur—19.3 miles of track that includes three side tracks—facilitate transportation of the coal on the NS and CSX railroads.

Several regional airports are located near the PAMC, and the Pittsburgh International Airport is located approximately 25 miles north of the complex.

Sources of electrical power, water, supplies, and materials are readily available. Electrical power is provided to the mines and facilities by regional utility companies. Water is supplied by public water services, surface impoundments, or water wells.

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5.0    HISTORY

5.1    Reserve Acquisition
CONSOL’s involvement with the PAMC dates to the 1920s with the acquisition of certain coal leases by its forebearer. As shown in Table 5.1, CONSOL has actively acquired additional coal properties to expand the PAMC to its current size.

Table 5.1: Historical Reserve Acquistion

Reserve Area	Acquisition Year	Reported Reserves (million tons)
Ninevah	Prior to 1965	262
Manor	1977	209
Alexander	1981	93
Berkshire	1985	174
Chevron-Penn Central	1993	92
Green Hill	1995	220
Alliance, Drummond, and Mine 84	1996–2015	208
Greene Manor/CNG	2022	73

Note: "Reported Reserves" are historical estimates. A qualified person has not done sufficient work to classify historical estimates as current coal resources or coal reserves and the issuer is not treating the historical estimate as current coal resources or coal reserves.

Despite a lengthy ownership history, commercial production on the property did not begin until 1984.

5.2    Mine Development
The Bailey Mine is the first mine that CONSOL developed at the PAMC. Construction of the slope and initial air shaft began in 1982. Following development of the slope and shaft, commercial coal production began in 1984. LW mining production commenced in the mid-1980s. In 2010, a new slope and overland belt system was commissioned, which allowed a large percentage of the Bailey Mine to be sealed off. The current workings are situated in the southwestern portion of the PAMC area.

Construction of the Enlow Fork Mine, which is located directly north of the Bailey Mine, began in 1989. Initial underground development was started from the Bailey Mine while the Enlow Fork slope was being constructed. Once the slope bottom was developed and the slope belt became operational, seals were constructed to separate the two mines. LW mining production commenced in 1991 with the second LW coming online in 1992. In
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2014, a new slope and overland belt system was commissioned and a substantial portion of the Enlow Fork Mine was sealed. The current workings are situated in the northern-most portion of the PAMC area.

In 2009, the Bailey Mine Expansion (BMX) project was initiated to develop reserves to the east of the original Bailey Mine portal. The project utilized the original Bailey Mine slope and airshaft/portal, which required an extensive underground sealing project to isolate the bottom area from the rest of the soon-to-be-sealed old works at the Bailey Mine. An extended underground corridor was developed between the Bailey and Enlow Fork Mine workings to a new shaft and portal facility. Construction of the supporting surface facilities commenced in 2011. In 2014, the BMX project was completely severed from Bailey Mine; a new MSHA identification number was issued and the mine was renamed as the Harvey Mine. LW mining production commenced in March 2014.

In 2022, CONSOL executed several coal reserve transactions with coal mining companies with active operations adjacent to the PAMC. The effect of this exchange has been reflected in the estimate of coal reserves provided in Chapter 12.

There are no significant Pittsburgh Seam mining activities known to have occurred within the PAMC bounds preceding CONSOL’s development of the property.

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6.0    GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1    Regional Geology
The PAMC is located within the Appalachian Basin, an oblong synclinal, sedimentary basin which extends from central Alabama to central New York State. The Appalachian Basin spans an area of about 185,000 square miles, with a length of around 1,075 miles, consisting of Paleozoic sedimentary rocks, dating from the Early Cambrian through the Early Permian periods.

The Appalachian Basin has informally been subdivided into three coal regions—the northern, central, and southern Appalachian Basin coal regions—based on characteristics of the sediments and the coals that are found there. The three coal regions contain both formal and informal coal fields. Physiographically, the Appalachian Basin is divided into four distinct provinces, which from east to west are: the Piedmont, the Blue Ridge, the Valley and Ridge, and the Appalachian Plateaus. The PAMC is located within the NAPP basin coal region of the Appalachian Plateaus province. This region is known to contain much of the coal, oil, and shale gas resources of the eastern United States.

The Allegheny Plateau, in which the PAMC is located, is a major part of the Appalachian Plateaus province, underlain by essentially flat-lying strata, predominately of Mississippian and Pennsylvanian age. Throughout the region, the strata of the Allegheny Plateau have been broadly uplifted and, in some areas, broadly folded as well, but in general these bedrock units are only minimally deformed.

A large portion of the Allegheny Plateau consists of a coalfield comprising Pennsylvanian and Lower Permian coal-bearing strata and include, in depositional order, bedrock of the Pottsville, Allegheny, Conemaugh, Monongahela, and Dunkard groups. These coal-bearing formations contain approximately two-fifths of the nation’s bituminous coal deposits. In some portions, the coalfield contains over 60 coal seams of varying economic significance. Seams are typically between 1 ft and 6 ft in thickness, with relatively little structural deformation. Coal in the region is classified as high- to low-volatile bituminous with rank increasing to the east. Coals are typically characterized as low to high sulfur and high heating value.

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6.2    Local Stratigraphy
Pennsylvanian and Permian sedimentary strata comprise the uppermost stratigraphic units in and around the PAMC. These units primarily include bedrock of, in ascending stratigraphic order, the Conemaugh and Monongahela Groups of the Pennsylvanian Series, and the Permian Dunkard Group.

The strata of the Pennsylvanian and Permian systems locally are predominantly clastic and contain subordinate amounts of coal and limestone. The Pittsburgh coal seam is the basal member of the Monongahela Group. The stratigraphic relationship between these groups is presented in Figure 6.1 as follows.

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6.2.1    Conemaugh Group
The Conemaugh Group is characterized by sequences of red and green mudstone, claystone, and siltstone. Extending from the top of the Upper Freeport Coal to the base of the Pittsburgh Coal, it ranges in thickness from about 400 ft to 850 ft. The Conemaugh Group contains several thin marine limestone beds but only a few thin coal beds. The Conemaugh Group is divided into the Glenshaw and Casselman formations at the top of the regionally persistent Ames limestone. The bituminous coal beds present in the unit are impure and considered to be of limited-to-no economic value.

6.2.2    Monongahela Group
The Monongahela Group extends from the base of the Pittsburgh Coal to the base of the Waynesburg Coal. The unit is divided into the Pittsburgh and Uniontown formations at the base of the Uniontown Coal. The Monongahela Group is a sedimentary sequence of non-marine rocks (sandstone, siltstone, red and gray shale, dolomitic limestone, and coal) ranging in thickness from approximately 250 ft to 400 ft. Regionally, the Monongahela Group contains several commercial coal beds, including the Pittsburgh, Redstone, Sewickley, and Uniontown; however, within the vicinity of the PAMC, only the Pittsburgh coal seam is of economic interest. The Pittsburgh coal seam is unusually uniform in continuity and thickness for a coal seam in western Pennsylvania, and covers thousands of square miles.

6.2.3    Dunkard Group
The Dunkard Group includes all strata above the base of the Waynesburg coal bed. It is made up of Waynesburg, Washington, and Greene formations. The Dunkard Group reaches a maximum thickness of about 1,100 ft in Greene County and the upper surface is the modern-day erosional surface. Strata of the group are very similar to those of the underlying Monongahela Group, except that the Dunkard Group contains only thin discontinuous coal beds of little or no commercial value.

6.3    Coal Seam Geology
The Pittsburgh Seam is the only coal seam of economic interest within the PAMC. The Pittsburgh Seam is very uniform in depositional nature and continuity throughout much of the surrounding region, with a lengthy history of economically viable mining operations being very well documented.

6.3.1    Lithology
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The Pittsburgh Seam coal bed is composed of three distinct and relatively consistent intervals, in order of deposition being the thick “main bench” coal, an overlying “draw slate”, and one or more “roof coal” zones. Mining methods employed at the PAMC generally necessitate extraction of the first (lowermost) roof coal zone, along with the draw slate and main bench coal. Figure 6.2 illustrates the various intervals of the Pittsburgh Seam coal bed.

The main bench coal thickness across the PAMC area is generally between the 5.0 ft to 6.0 ft range, averaging 5.5 ft over most of the mine plan area. Isolated pockets of both thinner and thicker coal do exist, and extreme but generally isolated occurrences may range from below 1 ft to above 11 ft thick. Figure 6.3, following this page, provides a map of the Pittsburgh Seam main bench thickness. The locations of thinner coal occurrences are generally well-defined by the extensive exploration performed in and around the study area, and mine plans have been developed to avoid these low coal occurrences.
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RAILROAD INDEX
Abbreviation | Name
AVR | Allegheny Valley RR
CSXT | CSX Transportation, Inc.
NS | Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
N
MARSHALL
GREENE
CSXT/NS
WV
PA
Legend
Pittsburgh Seam Main Bench Thickness (ft)
< 3.0
3.0 - 4.0
4.0 - 5.0
5.0 - 6.0
6.0 - 7.0
> 7.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
SCALE (ft)
0 10,000 20,000
WETZEL
Q:\CAD_GROUP\2755.102\FIGURE 6-3.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

FIGURE 6.3
MAP SHOWING
PITTSBURGH SEAM ISOPACHS
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2025
Scale 1" = 20,000'

        6-6
The draw slate is a prominent, laterally persistent shale parting that immediately overlies the main bench coal. Thickness generally ranges from 0 to 2.0 ft, averaging less than 1.0 ft across much of the PAMC area. Isolated drilling within the study area have recorded instances of the draw slate being over 4-ft thick.

The roof coals tend to be of lesser quality when compared to the main bench coal, as well as being highly inconsistent in depositional nature. In some areas the roof coal may be completely absent; present as a solid interval of relatively thick coal; or split into several plies separated by shale, clay, and/or impure coal partings. Average roof coal zone thickness across the PAMC area is just under 2-ft thick.

The immediate roof overlying the Pittsburgh Seam coal bed consists of two different assemblages of strata:

1.A “normal roof”, composed of interbedded shales and sandy shales, with one to several rider or roof coals.
2.A “sandstone roof”, composed of paleochannel sandstone fill, known as the Pittsburgh Sandstone, which scoured and replaced part or all of the normal roof strata.

The Pittsburgh Sandstone represents a major fluvial system that flowed north-northwest from West Virginia, through Greene and Washington counties, depositing sandstone in an elongated body up to 80-ft thick and several miles wide. The Pittsburgh Sandstone is a result of several instances of paleochannelization eroding the typical roof strata, and in some localized areas eroding some of the main bench of the Pittsburgh Seam. Areas of the deposit with sandstone channels in close proximity to the Pittsburgh Seam commonly exhibit discontinuities and rolls in the coal bed. Poor roof conditions are also common along margins of the channels, where the roof type transitions between the sandstone roof and normal shale roof. CONSOL has implemented various programs to identify and mitigate, where possible, problems associated with poor roof conditions.

The immediate floor beneath the Pittsburgh Seam coal bed consists of an interval of typically 1 ft or less of underclay. The underclay provides a generally competent floor, however poor floor conditions can develop when the underclay is exposed to water.

6.3.2    Structure
The Pittsburgh Seam coal bed is located at depths ranging from approximately 300 ft to over 1,400 ft below ground surface within the PAMC area. Seam structure shows a general seam dip of less than 1 degree to the south-southwest, with slightly steeper
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areas dipping up to 4 degrees in a southeast-northwest trend. There are not any major structural faulting or tectonic features known to occur in the deposit. Small-displacement faults and compaction-related faults may be present but are not expected to materially affect mine plans.

The structural setting for the deposit is generally considered to be simple in terms of geological complexity. Some areas exhibit evidence of localized channelization; as such, isolated areas of the deposit may be considered moderate in geological complexity. Having been widely studied and extensively mined, the Pittsburgh Seam is well-known and widely-accepted to be a very uniform deposit.

6.3.3    Coal Quality
Overall, the Pittsburgh Seam coal bed is a high-rank, high-volatile bituminous, medium-ash, and medium-to high-sulfur coal that is used for both thermal and metallurgical purposes. The roof coal zones exhibit overall higher sulfur and ash contents, combined with lower calorific value; however, this is offset by the consistently superior quality of the main bench coal.

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7.0    EXPLORATION DATA

7.1    Background
The Pittsburgh Seam has been the subject of extensive exploration drilling and sampling by CONSOL and other parties, dating back to at least the 1920s. Records from exploration drilling comprise the primary data used in the evaluation of coal resources on the property. A database compiling the results of 7,317 drill holes—totaling more than 4 million feet of drilling which covers a large portion of the known extents of the PAMC area Pittsburgh Seam—along with electronic copies of original drilling and sampling logs, were provided for our review.

Additionally, CONSOL provided written field and exploration guidelines which outline some of their standard exploration and sampling methodologies. These guidelines were compiled by personnel from various company-wide exploration departments in the 1980s and are very thorough in regard to how CONSOL wanted drilling and sampling to be conducted. Topics covered standard procedures ranging from site safety and mapping, to how to select proper drilling equipment, recording accurate and detailed geological logs, performing coal sampling, supervising geophysical logging, and plugging drill holes once work was complete. CONSOL’s provided exploration standards highlight their focus on obtaining the highest accuracy of data possible from the various exploration campaigns they completed.

Due to many company-wide restructurings, closures of various mining operations, and reorganization of departments as CONSOL evolved as a company over its many years in existence, specific drilling campaign reports, which would provide detailed information on the drilling and sampling methodologies utilized from year to year were placed into archival storage, and were not provided for our review. While this limits the ability to provide a completely transparent and detailed overview of the work completed in developing the PAMC, CONSOL has also demonstrated that they have been very thorough in exploring and sampling, and have been able to consistently and economically mine coal from this deposit for nearly 40 years, and from the Pittsburgh No. 8 Seam for more than a century.

7.2    Procedures
7.2.1    Drilling
Drill holes on the subject property were completed using various drilling procedures based on specific goals and data needs at various stages of planning and developing the PAMC. Some drill holes were rotary drilled for purposes of completing geophysical
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logging, while others were completed using continuous core drilling methods to provide more detailed geologic records and sampling opportunities.

CONSOL geologists were able to summarize the standard types of equipment and procedures they generally utilized in exploration work completed on the property. This information, combined with information BOYD was able to gather from our review of drilling records are as follows:

•Frequently used drilling equipment that is utilized during exploration, depending on the goal of a specific drilling and sampling program, consists generally of one or both of:
-Continuous NQ-sized (1.988 in. diameter) diamond core rigs.
-Air rotary with either 4 in. or 6 in. diameter barrels.
•Presently, core logging activities are completed in the field. Cored intervals are photographed, with special attention paid to the coal interval. Cored coal is initially photographed in its entirety, and then again on 1-ft intervals from top to bottom to provide a detailed record of the coal core prior to sampling.
•Coal roof rock (approximately 30 ft) and floor rock (up to 5 ft) are photographed and then boxed for archival purposes. Drilling campaigns from 2018 on have archival cores stored at CONSOL’s Pleasant Grove Storage Facility, in Pleasant Grove, Pennsylvania. Historically, CONSOL maintained regionally located core repositories, however these locations have been closed, and all core prior to 2018 have been disposed of.
•Geophysical logging on drill holes became standard starting in the mid-to-late 1970s. Prior to this time, geophysical logs were located for some drill holes, however they were much less frequently noted in the provided drill hole data files. CONSOL has noted that geophysical logging is currently completed on all holes drilled.
Due to the large extent of historic exploration work, any recent drilling is generally for infilling areas with lower geologic assurance. In such instances, nearby drill hole records are referenced prior to commencing any new drill holes, to show the anticipated depth to the coal horizons.

Geophysical logs obtained from newly drilled holes are correlated by CONSOL geologists by aligning known “marker beds”, and then checking coal seam depths, elevations, and thicknesses to ensure seam continuity. These data are formatted and then imported into CONSOL’s geologic modeling and mine production forecasting programs.

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BOYD’s review of the observed methodologies and procedures indicate the data obtained and utilized by CONSOL for the PAMC project area were carefully and professionally collected, prepared, and documented, conforming with general industry standards, and are appropriate for use of evaluating and estimating coal resources and reserves.

7.2.2    Coal Quality Sampling
The PAMC coal quality testing was performed on a large number of coal samples obtained from the Pittsburgh seam, in and around the project area. The relatively dense core drilling coverage, combined with channel samples being taken regularly from underground development areas, provides a thorough understanding of the various potential products that could be produced from the PAMC.

All coal intercepts of PAMC exploration were geologically logged, photographed, and sampled in the field by CONSOL geologists. Explicit instructions are given to drilling teams to keep any cored coal intervals inside of core barrels until a CONSOL geologist is on-site to observe and record characteristics of the coal interval.

Sampling methodologies consist of first pushing the cored intervals of coal out of the core barrel, directly into a clean single-row wooden core box. Prior to removing coal core from the drilling barrel, the core box is lined with durable plastic sheeting, which helps retain moisture content and minimize coal core oxidation. Once the coal core is fully extruded from the core barrel, it is then inspected, photographed, and logged by the on-site geologist, and cardboard inserts are installed in the wooden core box to maintain coal core integrity.

Upon completing detailed recording (geologic logging and photographing) of the coal interval, coal cores are split into the desired intervals to be analyzed (i.e., entire seam, main bench, roof coal, etc.) and bagged. An order sheet is placed inside the sample bag, which specifies drill hole information, split information, and testing to be completed on the bagged sample. Sample bags are then zip tied closed, labeled, and then double bagged to eliminate incidental core loss due to potential damage during transportation to the testing lab. It is important to note that CONSOL has various internal departments that may request exploration and sampling work be conducted, and the requesting department is given priority as to how the coal intercept is split, and as to the types of coal analyses that are run.

CONSOL maintains all control of coal core samples, up to the point that samples are handed over to the lab performing testing. Once logging and sampling is complete, the
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sampled coal core intervals are transported to CONSOL headquarters by exploration personnel, at which time they are handed over to CONSOL’s quality control department. The quality control department arranges pick up by the selected lab that will perform the required analyses. Currently, CONSOL contracts all testing to an independent laboratory (Geochemical Testing in Somerset, Pennsylvania). Typical analyses performed include moisture content (total and air dried at 60 mesh), full proximate, and specific gravity. The lab manager signs off on the return analysis sheet, indicating that testing results are accurate and that the sample provided was sufficient for testing purposes.

Past programs utilized a myriad of various accredited coal testing laboratories, again depending on what testing needed to be completed on the coal core at a given time. All analytical work was conducted to International Organization of Standardization (ISO) or ASTM International (ASTM) standards, and various available laboratory sample sheets were provided for review with drilling log data.

Available testing sheets were reviewed by BOYD during our drill hole data audit, and our review of the field and sampling procedures noted above showed that the general description and sampling work were conducted to appropriate standards. Based on the stated standards and laboratory used, BOYD considers the sample preparation and analytical procedures were adequate for the coal quality results for inclusion in geological modelling and coal resource estimation.

7.2.3    Coal Washability Testing
Coal washability tests (proximate analysis) were conducted at various specific gravities, generally ranging from 1.40 specific gravity float (SGF) through 1.60 SGF. Estimated coal reserves for the PAMC are currently reported using a combination of 1.50 SGF and 1.60 SGF testing results, being reported as a composited “adjusted clean” coal quality over the entire PAMC project area. Proximate analysis test results were completed on 1,614 drill core samples, which were used in estimating quantity and quality of the remaining PAMC coal reserves. Additional washed coal yield testing was also performed, with an additional 756 core samples being analyzed (or a total of 2,370 drill core samples being tested) for wash yields.

Lab testing of the cored coal intervals was generally conducted in one of two manners: (1) by splitting the three main intervals that comprise the entire Pittsburgh coal seam (the Pittsburgh roof coal interval, the draw slate, the Pittsburgh main bench coal interval) into separate intervals that are individually analyzed, or by (2) creating a “B Sample”, consisting of the roof coal interval and the draw slate together, and a separate “A Sample”, consisting of the main bench coal interval. In either scenario, a
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composited Pittsburgh seam quality was then calculated by combining results from the individual analyses, in order to examine different mining scenarios and outcomes, which were used to maximize both the quality and quantity of coal that may be mined over the PAMC.

Although it was noted that CONSOL generally does not perform any randomized sample verification in order to conduct quality control testing of individual coal analyses, CONSOL’s quality department typically will perform channel sampling and quality analyses, roughly every 1,000 ft throughout development sections. The channel sample data are then utilized to update quality and production forecasting models. A quarterly audit is also performed to verify that the forecasted quality data matches coal product quality.

7.2.4    Other Exploration Methods
There is no known ore reported via other methods of exploration (such as airborne or ground geophysical surveys) for the project area.

7.3    Results
7.3.1    Summary of Exploration
A total of 2,377 drill holes and in-mine samples are in and around the PAMC area. The distribution of these drill holes is shown on Figure 7.1, following this page. Lithologic and coal quality data from these holes only were used for geologic modeling and coal resource assessment for the property.

General descriptive statistics for the three intervals of the Pittsburgh Seam are provided in Table 7.1. As shown, the thickness of the main bench is very consistent. Our analysis of drilling data indicates a very minor decrease in the thickness of the main bench when traversing the deposit from south to north.

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RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
Enlow Fork
OHIO
Elm Grove
Bailey Central Preparation Plant
CSXT/NS
Harvey
Waynesburg
N
GREENE
MARSHALL
Bailey
WV
PA
Legend
Consol Energy Inc. PAMC Underground Mines (Pittsburgh Seam Reserve Boundary)
Bailey
Enlow Fork
Harvey
Mineral Control
Drill Hole Location
Underground Mined Areas
Deep Mine Access
CSXT Major Railroad
SCALE (ft)
0
10,000
20,000
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Q:\CAD_GROUP\2755.102\FIGURE 7-1.DWG

FIGURE 7.1
MAP SHOWING DRILL HOLE LOCATIONS PENNSYLVANIA MINING COMPLEX (PAMC) PITTSBURGH SEAM
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company
February 2025
Scale 1" = 20,000'

        7-7

The results of the coal quality analyses from 1,716 holes are summarized in Table 7.2.

Raw and clean (washed) coal quality data demonstrate the consistency of the Pittsburgh Seam as a high-rank, high-volatile bituminous, medium-ash, and medium-sulfur coal.

7.3.2    Adequacy of Exploration
BOYD’s review indicates that in general, CONSOL has performed extensive drilling and sampling work on the subject property. The work completed has been done so by competent personnel, and the amount of data available combined with wide-spread knowledge of the Pittsburgh Seam, is sufficient to confirm seam uniformity and continuity throughout the PAMC deposit.

7.4    Data Verification
For purposes of this report, BOYD did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing coal resource and reserve estimates to accept basic drilling and coal quality data as provided by the client subject to the reported results being judged representative and reasonable.

BOYD’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing a representative sample of drilling logs and coal quality test results for holes located in unmined portions of the PAMC area. These records were compared with their corresponding database records for transcription errors; of which
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none were found. Lithologic and coal quality data points were compared via visual and statistical inspection with geologic mapping and cross-sections.

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8.0    SAMPLE PREPARATION, ANALYSIS, AND SECURITY

The reader is referred to Sections 7.2 and 7.3 of this report for details regarding sample preparation, analysis, and security.

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9.0    DATA VERIFICATION

The reader is referred to Section 7.4     of this report for details regarding data verification.

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10.0    MINERAL PROCESSING AND METALLURGICAL TESTING

Information regarding coal washability testing is provided in Chapter 7.

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11.0    COAL RESOURCE ESTIMATE

11.1    Applicable Standards and Definitions
Unless noted, coal resource estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal resources are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource. By assignment, BOYD used the definitions provided in S-K 1300 to describe the varying degree of certainty associated with the estimates reported herein.

The definition of mineral (coal) resource provided by S-K 1300 is:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Estimates of coal resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). See Glossary of Abbreviations and Definitions.

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11.2    Coal Resources
11.2.1    Methodology
Based on provided information, CONSOL’s coal resources estimation and modeling techniques consist of:

1.Interpreted and correlated coal seam intercepts are compiled and validated. Seam thickness is aggregated and coal qualities are composited, based on assumed mining methods, for each data point.
2.Boundaries of the respective resource classification regions are developed using the data points.
3.ROM coal thickness and coal qualities for each data point are derived from the application of dilution parameters.
4.Clean product qualities for each data point are derived from coal washability analysis and plant efficiency factors.
5.The approved LOM design is subdivided into small mining blocks and sequenced using CONSOL’s proprietary mine planning software.
6.In-place, ROM, and clean product estimates of coal volume and qualities for each mining block are estimated within the mine planning software by inverse distance interpolation of the data points developed in Steps 1 and 2.
7.The mining blocks (and associated volumetric data) are further subdivided by resource classification and property tract polygons.
8.Relevant regional and periodic summaries are prepared within CONSOL’s software to support planning and coal resource/reserve reporting.

11.2.2    Criteria
Development of the coal resource estimate for the PAMC assumes mining using standard underground development and LW methods and equipment, which have been utilized successfully at the PAMC for over 35 years.

Within the area of study, the Pittsburgh Seam exhibits consistent and well-characterized clean (i.e., washed) coal qualities which are within existing marketable limits for PAMC coal products. BOYD did not discover any areas within the property where clean coal quality was deficient relative to CONSOL’s historical coal sales and current sales contract specifications for thermal and metallurgical coal. As such, no reductions have been made to the coal resources due to coal quality.

A minimum mineable seam thickness of 5 ft was used to limit the coal resources. This thickness includes the Pittsburgh Seam main bench plus portions of the draw slate and roof coal as necessitated by the assumed mining methods. Mining heights less than 5 ft
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can result in operational difficulties and increase out-of-seam dilution (OSD), thereby reducing productivity and increasing costs.

No other cut-offs were applied.

11.2.3    Classification
Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality information for the Pittsburgh Seam. Classification is generally based on the concentration or spacing of exploration data, which can be used to demonstrate the geologic continuity of the deposit. Table 11.1 provides the general criteria employed in the classification of the coal resources.

Extrapolation or projection of resources in any category beyond any data point does not exceed half the point spacing distance.

BOYD reviewed the classification criteria employed by CONSOL with regards to data density, data quality, geological continuity and/or complexity, and estimation quality. The Pittsburgh Seam is well-known and of low complexity. We believe these criteria appropriately reflect the interpreted geology and the estimation constraints of the deposit. Coal resources in the PAMC area are very well-defined throughout nearly all areas of the mine plan. Observed drill hole spacing averages approximately 1,470 ft and generally ranges between 500 ft and 2,500 ft.

11.2.4    Coal Resource Estimate
There are no reportable coal resources excluding those converted to coal reserves for the PAMC. Quantities of coal controlled by CONSOL within the defined boundaries of the PAMC which are not reported as coal reserves, are not considered to have potential economic viability; as such, they are not reportable as coal resources.

11.2.5    Validation
BOYD independently estimated coal resources and reserves for portions of the PAMC mine plan representing approximately 20 years of mining under full-capacity conditions
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and other current operating assumptions. Our analysis utilized industry-standard grid modeling and estimation techniques and resulted in no material differences with estimates provided by CONSOL.

Based on our review of CONSOL’s well-documented geologic modeling and estimation techniques and the results of our data validation efforts (described earlier), we are of the opinion that CONSOL’s resource estimation procedures are reasonable and appropriate. Furthermore, it is BOYD’s opinion that the assigned resource classifications appropriately reflect the degree of uncertainty (assurance) associated with the quality of the exploration and sampling data, and the natural geological variability of Pittsburgh Seam.

BOYD is not aware of any technical, legal, economic, or other relevant factors that could materially affect the coal resource estimate

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12.0    COAL RESERVE ESTIMATE

12.1    Applicable Standards and Definitions
Unless noted, coal reserve estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the varying degree of certainty associated with the estimates reported herein.

The definition of mineral (coal) reserve provided by S-K 1300 is:

Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Estimates of coal reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. See Glossary of Abbreviations and Definitions.

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Figure 12.1 shows the relationship between coal resources and coal reserves.

In this report, the term “coal reserves” represents the tonnage and coal quality of product coal that will be available for sale after beneficiation of the ROM coal.

12.2    Coal Reserves
12.2.1    Methodology
The coal reserve estimates have been prepared using generally accepted industry methodology to provide reasonable assurance that the coal reserves are economic and recoverable at the time of evaluation.

12.2.2    Parameters and Assumptions
The underground mining operation uses a conventional retreating LW mining method. The underground mine plans address anticipated geologic, geotechnical, and hydrogeologic conditions. Mining and processing parameters are revised periodically, to assure that the conversion of in-place coal to saleable product are: (1) in reasonable conformity with present and recent historical operational performance, and (2) reflective of expected mining and processing operations.

    JOHN T. BOYD COMPANY

        12-3

Table 12.1 summarizes the mining-related parameters used by CONSOL in the estimation of coal reserves.

Table 12.1: Mining Parameters

Parameter	Units	Mining Method: Development	Mining Method: Longwall
Mining Recovery	%	21 – 80	99
Dilution:			
Amount	feet	0.65	0.65
ASG	g/cc	2.50	2.50
Ash	%, db	80.0	80.0
Sulfur	%, db	2.00	2.00
Heating Value	btu/lb, db	1,000	1,000
ROM Adjustments:			
Moisture	%, ar	6.5	6.5
Ash	%, db	1.0	1.0
Sulfur	%, db	0.13	0.13

Mining recovery varies by mining method and design, with LW mining typically having the highest recovery factor. The average mining recovery for PAMC is expected to range between 75% to 85%.

Minor adjustments to ROM coal ash and sulfur content are made based on recent historical reconciliation studies. Product moisture was estimated at 6.15% (as-received basis).

Clean coal estimates are based on washability data, which are adjusted (reduced) to reflect practical yields achieved by the preparation plant. The preparation plant efficiency used in the estimation of coal reserves is 93.0%. The average product yield for the coal reserves is 55.6%. Figure 12.2 (page 12-5) depicts the estimated product yield for the Pittsburgh Seam across the PAMC deposit.

The Pittsburgh Seam across the PAMC property exhibits clean coal quality which is consistent with CONSOL’s historical production and current sales contract specifications (please refer to Chapter 16 for further information). As such, BOYD does not foresee any quality deviations that would adversely affect the marketability of future coal production from the PAMC.

The economic viability of the stated coal reserves is demonstrated by the production and financial projections presented in Chapters 16, 18, and 19 of this report. The forecasted coal sales prices (at the mine) used in the estimation of the coal reserves for the PAMC
    JOHN T. BOYD COMPANY

        12-4

vary by year, ranging from $59.10 to $65.10 and averaging $61.29 per clean ton over the life of the reserves (please refer to Chapter 16 for further details).

12.2.3    Classification
Proven and probable coal reserves are derived from measured and indicated coal resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the stated coal reserve classification reflects the outcome of technical and economic studies. Figure 12.3 (page 12-6) illustrates the reserve classification of the Pittsburgh Seam within the PAMC.

12.2.4    Coal Reserve Estimate
CONSOL’s estimated underground mineable coal reserves for the PAMC total 557.6 million recoverable (clean) product tons remaining as of December 31, 2024. The coal reserves reported in Table 12.2 (page 12-7) are based on the approved LOM plan which, in BOYD’s opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

Coal reserves for the PAMC (as of December 31, 2024) are summarized by mine in Table 12.3.

Table 12.3: Coal Reserves Summary

	Product Tons (millions) by Classification		
Mine	Proven	Probable	Total
Bailey	53.6	72.3	125.9
Enlow Fork	206.8	32.4	239.2
Harvey	101.1	91.4	192.5
Total	361.5	196.1	557.6

In terms of ownership, coal owned in fee by PAMC totals 523.1 million product tons (93.8% of the total reserve base), with the remaining reserves (34.5 million tons) held under lease agreements.

At the time of reporting, 277.4 million product tons (almost 50% of the reported reserve base) are permitted for mining by appropriate federal and state regulatory authorities. While the remaining 280.2 million product tons are not permitted, it is typical for coal operations to only hold mining permits for the reserves currently being mined or expected to be mined in the near future. As mining progresses, mining permits are periodically amended to add acreage/tonnage to sustain coal production. It is reasonable to expect that all necessary permits to recover the coal will be successfully obtained in advance of mining.
    JOHN T. BOYD COMPANY

12-5

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Bailey
Harvey
CSXT/NS
Waynesburg
GREENE
MARSHALL
N
WV
PA
Legend
Pittsburgh Seam Yield (% as Received)
< 30
30 - 40
40 - 50
50 - 60
60 - 70
> 70
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
SCALE (ft)
0
10,000
20,000
Q:\CAD_GROUP\2755.102\FIGURE 12-2.DWG

FIGURE 12.2
MAP SHOWING
PRODUCT YIELD ISOPLETHS
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company
February 2025
Scale 1" = 20,000'

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

12-6

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
N
WV
PA
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Reserve Classification
Proven
Probable
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Q:\CAD_GROUP\2755.102\FIGURE 12-3.DWG

FIGURE 12.3

MAP SHOWING RESERVE CLASSIFICATION PITTSBURGH SEAM PENNSYLVANIA MINING COMPLEX (PAMC)

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2025
Scale 1" = 20,000'

12-7

TABLE 12.2

		Product Tons (millions)							Average Product Quality (As Received Basis)				
			By Permit Status		By SO_2 Content (lbs per MMBtu)				%				Heating
Control	Classification	Total	Permitted	Not Permitted	< 2.5	2.5 to 4.5	4.5 to 6.5	> 6.5	Total Moisture	Ash	Volatile Matter	Sulfur	Value (Btu/lb)
						Bailey Mine							
Owned	Proven	40.7	31.1	9.6	2.8	25.4	7.5	5.0	6.15	8.2	37.0	2.78	12,880
	Probable	56.5	32.3	24.2	0.6	55.2	-	0.7	6.15	7.9	36.0	2.20	12,950
	Subtotal	97.2	63.4	33.8	3.4	80.6	7.5	5.7	6.15	8.0	36.4	2.44	12,920
Leased	Proven	12.9	12.9	-	1.3	11.4	-	0.2	6.15	7.7	36.4	2.39	13,003
	Probable	15.8	15.8	-	-	15.8	-	-	6.15	8.0	36.2	2.41	12,998
	Subtotal	28.7	28.7	-	1.3	27.2	-	0.2	6.15	7.8	36.3	2.40	13,001
Total	Proven	53.6	44.0	9.6	4.1	36.8	7.5	5.2	6.15	8.0	36.9	2.69	12,909
	Probable	72.3	48.1	24.2	0.6	71.0	-	0.7	6.15	7.9	36.0	2.24	12,960
	Total	125.9	92.1	33.8	4.7	107.8	7.5	5.9	6.15	8.0	36.4	2.43	12,938
						Enlow Fork Mine							
Owned	Proven	202.7	76.8	125.9	28.2	174.5	-	-	6.15	7.6	35.7	1.99	13,007
	Probable	32.4	8.7	23.7	3.5	28.9	-	-	6.15	7.4	35.6	1.99	13,043
	Subtotal	235.1	85.5	149.6	31.7	203.4	-	-	6.15	7.5	35.7	1.99	13,012
Leased	Proven	4.1	0.1	4.0	0.1	3.9	-	0.1	6.15	7.4	35.6	1.87	12,994
	Probable	-	-	-	-	-	-	-	-	-	-	-	-
	Subtotal	4.1	0.1	4.0	0.1	3.9	-	0.1	-	7.4	35.6	1.87	12,994
Total	Proven	206.8	76.9	129.9	28.3	178.4	-	0.1	6.15	7.6	35.7	1.99	13,007
	Probable	32.4	8.7	23.7	3.5	28.9	-	-	6.15	7.4	35.6	1.99	13,043
	Total	239.2	85.6	153.6	31.8	207.3	-	0.1	6.15	7.5	35.7	1.99	13,011
						Harvey Mine							
Owned	Proven	100.0	59.2	40.8	0.2	79.9	19.8	0.1	6.15	8.0	36.7	2.58	12,955
	Probable	90.8	38.8	52.0	-	67.5	23.3	-	6.15	8.1	36.9	2.71	12,923
	Subtotal	190.8	98.0	92.8	0.2	147.4	43.1	0.1	6.15	8.0	36.8	2.64	12,940
Leased	Proven	1.1	1.1	-	-	1.1	-	-	6.15	7.8	35.5	2.19	12,974
	Probable	0.6	0.6	-	-	0.6	-	-	6.15	7.8	35.5	2.16	12,965
	Subtotal	1.7	1.7	-	-	1.7	-	-	6.15	7.8	35.5	2.18	12,971
Total	Proven	101.1	60.3	40.8	0.2	81.0	19.8	0.1	6.15	8.0	36.7	2.58	12,955
	Probable	91.4	39.4	52.0	-	68.1	23.3	-	6.15	8.1	36.9	2.70	12,923
	Total	192.5	99.7	92.8	0.2	149.1	43.1	0.1	6.15	8.0	36.8	2.64	12,940
						Total - All Mines							
Owned	Proven	343.4	167.1	176.3	31.2	279.8	27.3	5.1	6.15	7.7	36.2	2.26	12,977
	Probable	179.7	79.8	99.9	4.1	151.6	23.3	0.7	6.15	7.9	36.4	2.42	12,953
	Subtotal	523.1	246.9	276.2	35.3	431.4	50.6	5.8	6.15	7.8	36.2	2.31	12,969
Leased	Proven	18.1	14.1	4.0	1.4	16.4	-	0.3	6.15	7.6	36.2	2.26	12,999
	Probable	16.4	16.4	-	-	16.4	-	-	6.15	7.9	36.2	2.40	12,997
	Subtotal	34.5	30.5	4.0	1.4	32.8	-	0.3	6.15	7.8	36.2	2.33	12,998
Total	Proven	361.5	181.2	180.3	32.6	296.2	27.3	5.4	6.15	7.7	36.2	2.26	12,978
	Probable	196.1	96.2	99.9	4.1	168.0	23.3	0.7	6.15	7.9	36.4	2.42	12,957
	Total	557.6	277.4	280.2	36.7	464.2	50.6	6.1	6.15	7.8	36.2	2.31	12,970

\\Jtb-7\boyd\ENG_WP\2755.102 CEI - PAMC 24\WP\Report\[Table_12-2.xlsx]Table 12.2

        12-8

The coal reserves of the PAMC are well-explored and defined. It is our conclusion that nearly two-thirds of the stated reserves can be classified in the proven reliability category (the highest level of assurance) with the remainder classified as probable. Given the uniformity of the Pittsburgh Seam in and around the PAMC, it is reasonable to assume that further exploration and testing will confirm the occurrence of coal reserves and increase the percentage reportable as proven.

Table 12.4 below summarizes the washed coal quality for each mine of the PAMC. The reported coal reserves generally consist of high-rank, high-volatile bituminous, medium ash, and medium-to high-sulfur coal that may be used for thermal and limited metallurgical purposes.

Figures 12.4 and 12.5 illustrate the product ash and product sulfur content over the PAMC area. As shown, there are slight increases in both ash and sulfur content from east to west across the property. The distribution of PAMC’s coal reserves by sulfur dioxide (SO2) emission category (reported in pounds [lbs] per million Btu [MMBtu]) is shown in Figure 12.6. Approximately 90% of the reported coal reserves are considered medium-sulfur or better coals.

Figure 12.6: Distribution of PAMC Coal Reserves by Sulfur Dioxide Category
    JOHN T. BOYD COMPANY

12-9

RAILROAD INDEX
Abbreviation | Name
AVR | Allegheny Valley RR
CSXT | CSX Transportation, Inc.
NS | Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
N
WV
PA
WETZEL
SCALE (ft)
0
10,000
20,000
Legend
Pittsburgh Seam Ash (% as Received)
<6.0
6.0 - 9.0
9.0 - 12.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT
Major Railroad

FIGURE 12.4

MAP SHOWING PRODUCT ASH ISOPLETHS PITTSBURGH SEAM PENNSYLVANIA MINING COMPLEX (PAMC)

Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2025
Scale 1" = 20,000'

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

Q:\CAD_GROUP\2755.102\FIGURE 12-4.DWG

12-10

RAILROAD INDEX
Abbreviation Name
AVR Allegheny Valley RR
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
Washington
AVR
WASHINGTON
OHIO
Elm Grove
Enlow Fork
Harvey
Bailey
CSXT/NS
Waynesburg
GREENE
MARSHALL
N
WV
PA
SCALE (ft)
0 10,000 20,000
Legend
Pittsburgh Seam Sulfur (% as Received)
< 2.5
2.5 - 4.5
> 4.5
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas
CSXT Major Railroad
WETZEL
Q:\CAD_GROUP\2755.102\FIGURE 12-5.DWG

FIGURE 12.5
MAP SHOWING
PRODUCT SULFUR ISOPLETHS
PITTSBURGH SEAM
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene and Washington Counties, Pennsylvania
Marshall County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company

February 2025
Scale 1" = 20,000'

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.

        12-11

The PAMC is an established underground coal mining and processing complex with a lengthy operating history. BOYD has assessed that sufficient studies have been undertaken to enable the coal resources to be converted to coal reserves based on current operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the coal reserve estimate.
The extent to which the coal reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that CONSOL has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the reserves.

Based on our audit review, we have a high degree of confidence that the estimates shown in this report accurately represent the available coal reserves controlled by CONSOL at the PAMC, as of December 31, 2024.

12.2.5    Reconciliation with Previous Estimates
When comparing CONSOL’s coal reserve estimates as of December 31, 2024, with those reported as of December 31, 2023, we note a net decrease resulting from property acquisitions, revisions to mine plans and associated modifying factors, and depletion through ordinary mining operations and inventory sales. Figure 12.7 illustrates the effects of each of these changes.

Product Tons (millions)
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
583.5
-0.2
-25.7
557.6
2023 Reserves
Re-evaluation
Production
2024 Reserves

Figure 12.7
Reconciliation with Previous Coal Reserves Estimate

q:\eng_wp\2755.102 cei - pamc 24\wp\report\ch-12 - coal reserve estimate.docx
    JOHN T. BOYD COMPANY

        13-1

13.0    MINING METHODS

13.1    Mining Method Description
PAMC is comprised of the Bailey, Enlow Fork, and Harvey underground mines (see Figure 3.1 for the general layout of each mine). Each mine utilizes LW mining for primary production with supporting mine development performed by CM. LW mining supported by CM development has been the primary approach to mining the Pittsburgh Seam (within which PAMC operates) for decades. Mining methods utilized by the Bailey Mine, which first began LW production in 1984 and is the oldest of the PAMC’s three operations, are largely identical to those utilized at the Enlow Fork Mine and the Harvey Mine.

The LW mining method is centered around a dual-drummed coal cutting machine (shearer) that traverses the coal face of the developed LW panels. An illustration of a typical LW mining operation is provided in Figure 13.1 crib
chain pillar
tailentry
shearer
direction of mining
face conveyor
gob
stage loader
shields
regulator
belt conveyor
headentry
chain pillar
power center

    JOHN T. BOYD COMPANY

        13-2

The shearer advances through the developed LW panels by cutting a uniform slice of coal (approximately 42 in. in depth) as it travels back and forth across the length of the LW panel width (approximately 1,500 ft). Each pass or cut by the shearer completely removes the coal directly in front of the cutting drum. Hydraulically powered LW shields are used to support the immediate mine roof at the face, above the shearer. As the shearer cuts across the faceline (advancing 42 in. at a time), the LW shields similarly advance forward. In normal supporting conditions, the canopy of the LW shield is set tightly against the roof strata using the supporting resistances of the shield’s hydraulic legs. When the shearer cuts and passes several shield units, the shield support legs for each shield unit are sequentially lowered and pulled forward the distance equal to the depth of cut (i.e., 42 in.). Upon advancing, the unsupported mine roof immediately behind the LW shields will collapse. In addition to providing roof support, the LW shields also allow production and maintenance employees to safely access/travel across the entire length of the LW face during the mining process.

Coal cut by the LW shearer is removed via an armored face conveyor (AFC) which runs along and parallel to the LW face, beneath the LW shields. The AFC serves as the track for the shearer to move on and as a guide to hold the machine in place. Coal cut by the shearer is continuously loaded onto the AFC and is transported to the “headgate” area where the LW face intersects perpendicularly with the adjacent, developed mine entry (i.e., the “headgate-entry”). Here the coal is passed through a crusher unit and is dumped onto a stageloader system, which in turn empties onto a belt conveyor located in the adjacent entry (some distance outby the headgate area). After the coal has been loaded onto the conveyor belt, it begins a multiple mile egress through existing underground mine workings to be discharged into ROM storage facilities on the surface.

Each of the PAMC underground mines have multiple CM development sections which develop the underground network of main entries, gate entries, setup entries, etc., necessary to support the LW production unit(s). Mine entry development is performed on each section by a piece of equipment known as a Miner Bolter (MB). The MB is a machine capable of cutting coal with a rotating drumhead while simultaneously supporting the newly exposed mine roof via the installation of roof bolts. The MB is outfitted with drill booms which drill holes into the newly exposed mine roof. The MB then inserts a high strength metal roof bolt (or roof bolt and adhesive glue combination) into the freshly drilled holes, thus securing (or “bolting”) the immediate exposed mine roof to more competent rock strata directly above the entry.

Coal cut by the MB is stockpiled behind the unit where a loading machine with oscillating gathering arms is positioned. The loading machine loads the stockpiled coal onto an
    JOHN T. BOYD COMPANY

        13-3

electric-powered transport vehicle (known as a “shuttle-car”) which then transports the mined coal to the development section’s feeder. Here the coal is crushed and then loaded onto a rubber conveyor belt for removal. Like the coal mined from the LW operation, development section ROM coal is transported through the mine workings on a series of conveyor belts until it reaches the surface.

The MB will continue mining in a single entry for a specified length according to ventilation requirements and/or mine operator preferences for completing the desired network of mine entries. Once the MB has developed the specified area, the MB will be moved to an adjacent entry to begin development. The freshly developed entry will then have additional roof bolts installed throughout its entirety by a roof bolting machine. These additional roof bolts will be installed as necessitated by the mine’s roof control plan or to the preferences of the mine operator. The process of developing the specified length of entries will be continued until the required entries have been developed and connected. The developmental belt will then be advanced (along with the section power supply) to shorten the required shuttle or ram car haul distance from the production faces. Once completed, the CM section mining cycle will resume, and be continuously repeated until necessary supporting entry infrastructure has been fully developed.

13.2     Mine Equipment and Staffing
13.2.1     Mine Equipment
The equipment utilized at the three PAMC underground LW mines is nearly identical to one another. This allows for synergies between the operations, including equipment, critical spare parts sharing, as well as buying power with equipment providers. Additionally, mining equipment utilized by PAMC is not unique to the Pittsburgh Seam LW region and is similar to the equipment commonly used by competitor LW mines in the region.

PAMC plans to operate multiple LW faces and CM sections annually to achieve forecasted production. Based on BOYD’s review of the PAMC equipment and asset listings, the operations’ current complement of equipment aligns with the projected level of production outlined in the LOM plan. In BOYD’s opinion, all mining equipment utilized on the PAMC LW and CM sections is suitable for the mining conditions anticipated, as well as for the currently anticipated rates of production.

13.2.2     Staffing
PAMC’s underground mines and coal preparation facility are staffed by a workforce primarily from the surrounding southwestern Pennsylvania, eastern Ohio, and northern
    JOHN T. BOYD COMPANY

        13-4

West Virginia areas. The workforce is comprised of both hourly and salary employees, in a similar fashion to those of other operating mines within the region. Unlike many competing mines within the region, the PAMC work force has no labor union affiliation. Table 13.1 provides recent historical end-of-year employment for PAMC:

Except for a drop in employment in 2020 (attributed to poor market conditions during the COVID pandemic), staffing levels across the operational sites have largely remained consistent1. Excluding the 2020 decline, forecasted employment levels align with historical levels. Going forward, given CONSOL’s ability to hire and retain employees, staffing is not expected to hinder PAMC’s currently anticipated production forecast.

13.3    Mine Production
13.3.1 Historical Mine Production
Historical mine production data (through year-end 2024) for the three PAMC underground LW mines, based on publicly available information reported by the MSHA, are shown in Figure 13.2.

Figure 13.2
Historical PAMC Coal Production
1 It is not uncommon for coal operators in the region to fluctuate employment to match market conditions.
    JOHN T. BOYD COMPANY

        13-5

Relevant information regarding the three PAMC operations includes:

•Bailey Mine first recorded production from development mining during 1984, and subsequently experienced its first LW production in 1985. Through 2024, Bailey Mine has produced approximately 360 million tons since beginning operations. During its operating life, Bailey has been known as one of the most productive LW operations in the United States on a tons per employee hour (TPEH) basis. Bailey operates two LW faces.
•Enlow Fork first recorded production from development mining during 1989, which was followed by its first LW production recorded in 1991. Enlow Fork has produced approximately 305 million tons since beginning development mining in 1989 through 2024. Enlow Fork has historically operated two LW faces.
•Harvey, which is the newest of the PAMC mines, first recorded production from development mining during 2009 under the Bailey Mine MSHA identification number. The Harvey Mine officially began recording production under its own MSHA identification number during 2014. Harvey has produced approximately 53 million tons attributable to its own mine identification number. Harvey operates one LW face.
As a complex, PAMC has produced a combined 717.6 million tons of clean coal from 1984 to 2024. Through the same period, the complex has recorded an average productivity level of 7.0 TPEH. Figure 13.3 shows historic mining productivity for PAMC and each mine individually since their start.

12.00
10.00
8.00
6.00
4.00
2.00
0.00
Product Tons per Employee-Hour
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022
2024E
Bailey
Enlow Fork
Harvey

Figure 13.3
Historic PAMC Mining Productivity

13.3.2    Forecasted Production
    JOHN T. BOYD COMPANY

        13-6

BOYD reviewed the LOM plans for each of the PAMC underground LW mines to determine whether the plans: (1) utilize generally accepted engineering practices, and (2) align with historical and industry norms. Based on our assessment, it is BOYD’s opinion that the forecasted production levels for the PAMC operations are reasonable, logical, and consistent with typical LW mining practices in the Pittsburgh Seam and historical practices utilized by PAMC.

Currently anticipated PAMC clean coal production (through 2061) is shown in Figure 13.4, below.

30,000
25,000
20,000
15,000
10,000
5,000
0
Product Tons (000)
2025
2027
2029
2031
2033
2035
2037
2039
2041
2043
2045
2047
2049
2051
2053
2055
2057
2059
2061
Bailey
Enlow Fork
Harvey

Figure 13.4
Projected PAMC Clean Coal Production

In the aggregate, the PAMC LOM plan projects the complex will produce approximately 557.6 million tons of clean coal over its operational horizon. The rate at which the PAMC produces coal can vary based upon how the mines are operated.

While individual mines may encounter local areas of high ash and/or sulfur, PAMC’s infrastructure enables the output from each of the individual mines to be strategically blended, thus mitigating the influence/impact that an individual mine or production unit (producing in a localized area of lesser coal quality) could have on the complex’s overall product quality.

13.3.3    Mining Recovery and Dilution Factors
The PAMC’s underground LW mines operate within the same geological setting and coal seam with little distinguishable differences. As such, the design of each mine is largely
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the same (e.g., LW panel widths and lengths are relatively similar, as are the dimensions for CM development support pillars). As a result, mining recoveries within the individual mine plans are largely similar. The estimated mining recoveries for PAMC’s LW production panels is 99% and for the CM development areas ranges from 25% to 40%. Based on our audit of PAMC’s reserves by individual mining areas, it is BOYD’s opinion that the mining area recoveries are reasonable and align with general engineering principles.

The proximity of the operations within the same geologic setting and coal seam also results in similar dilution factors across the PAMC mines. The mining horizon targeted by each of the mines includes the main bench of the Pittsburgh Seam, draw slate (or binder), and overlying roof coal (refer to Chapter 4 for a generalized stratigraphic column of the Pittsburgh Seam). Each of the mines operate in a similar manner where the entirety of the main bench of coal and immediate draw slate (or binder) is removed. Subsequently, the roof coal immediately above the draw slate layer may be completely or partially removed based on the thickness of the total mining horizon.

The CM development sections have minimum mining heights which must be maintained to transport equipment and employees, provide ventilation airways, provide adequate clearances at belt transfers, etc., regardless of the targeted mining horizon thickness. As a result, OSD variances on the CM development sections are more sporadic versus the LW sections; these variances are more likely a result of mine infrastructure and design rather than fluctuations in geology.

The LW production panels have minimum mining heights which must be maintained to provide clearance for LW equipment operation throughout the panel. The PAMC operations will mine to a certain mining horizon to provide the sufficient height necessary to mitigate operational risks (e.g., localized seam rolling, dipping, and zones of increased loading on LW shields, etc.), while also attempting to keep OSD to a minimum. Typically, this will result in mining the main bench of coal and draw slate in their entirety and leaving a portion of the roof coal (if mining horizon clearances allow). Estimated mining heights for the PAMC mines generally range from 7.5 ft to 8.5 ft but can reach 8.75 ft in portions of the Bailey Mine. BOYD views these mining heights as reasonably accurate and acceptable within the Pittsburgh Seam LW mining industry. These mining heights generally correlate with the OSD estimates for the Bailey, Enlow Fork, and Harvey mines (i.e., 25% OSD plus-or-minus 5%) which appears to agree with the PAMC forecasted production outputs.

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13.4    Other Mining Considerations
13.4.1    Mine Design
The Pittsburgh Seam is widely recognized as being ideally suited for LW mining. The region’s massive extent of reserves, good overall mining conditions, seam consistency, and relatively low population density on the overlying surface (vital to minimizing the impact of mine subsidence and the cost associated) are conducive to efficient, low-cost production operations.

Mining plans for large LW mines are simple but relatively inflexible, as major modifications to these mine plans require significant foresight and planning well in advance of mining. The entire foundation of the mining plan is based upon economies of scale resulting from a defined mining plan with high levels of annual output through all projected areas. The PAMC LW panels are large, typically measuring between 1,400 ft to 1,600 ft in width and up to 15,000 ft in length. This approach minimizes the percentage of high-cost CM output relative to low cost LW coal. Furthermore, the use of enormous panels maximizes the LW’s operating time (i.e., less LW panel transfers throughout reserve exhaustion). Lead times for the development of LW panels are extensive, as CM development mining must be performed months or years in advance of the commencement of LW production. The application of the LW mining system is rigid. Therefore, there is minimal opportunity to alter the mining plan so as to avoid specific (localized) areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.). The only practical option is to mine through these adverse areas as CONSOL has successfully done in the past. On an annualized basis, this philosophy results in maximized recovery of reserves and minimized unit operating costs.

Coal mining operations are unlike other industrial facilities in that mines are not “assembly lines” or “factories” that are engineered to an exact design capacity or specific cost structure. Mining operations are conducted in the earth’s strata, rather than within a homogeneous environment. There is inherent geologic risk, and mine operators must therefore contend with periodic adverse or variable geological conditions that cannot be fully anticipated in advance of actual mining activity. While the occurrences of these physical conditions are beyond the control of site management, it should not be interpreted that coal mining is inherently risky. On the contrary, there are established measures that mine operators utilize to minimize the operational and financial impacts associated with such encounters. Coal mining operations, such as the PAMC LW mines, have demonstrated a longer-term track record of sustaining consistent and predictable levels of performance on an annualized basis.
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There remains substantial public and environmental group opposition to mining in general, particularly to LW mining and the effects of subsidence on surface structures and, more recently perennial streams. Ultimately, there is no current alternative to continued coal utilization for coal-fired electricity generation, manufacturing of coke, etc. While coal mining will continue, there are no indications that external pressures on the industry will lessen. CONSOL has historically demonstrated the ability to apply for and obtain the necessary permits for continued LW mining within their controlled reserves, even while being met with some environmental pushback. The established track record gives confidence in CONSOL’s ability to work with environmental and regulatory agencies to achieve mine designs which allow for large reserve extractions while still maintaining environmental efficacy and good relationships with the surrounding communities.

13.4.2    Mining Risk
LW mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows:

•Roof control problems and roof falls.
•Water accumulations/soft floor conditions.
•Ventilation disruption and concentrations of methane gas.
•Variations in seam consistency, thickness, and structure.
•Failures or breakdowns of operating equipment and supporting infrastructure.
•Weather disruptions, power outages, etc.

The above conditions/circumstances can adversely affect production on any given day but are not regarded as “risk issues” relative to the long-term operation of a mining complex. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at virtually all mining operations. PAMC engineered mining plans and projections appear to incorporate historic performance levels as a basis, and thereby mitigate the likelihood that the mines will experience such disruptions to production operations to the extent that they have previously occurred. BOYD does not regard the issues listed above as being material to the PAMC mining operations or otherwise compromising their forecasted performance.

The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes.
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Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of underground mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period of time (measured in months, and perhaps years) and/or result in the sterilization of coal reserves.

The US mining industry has made tremendous strides in enhancing employee safety and reducing the likelihood of fires, explosions, and other dramatic events over the past several decades, and underground LW mining is largely a predictable and safe industry. BOYD does not regard the PAMC mining operations and their mine plans as being particularly risky, inadequately managed, or otherwise susceptible to major events. There is no basis to predict or otherwise anticipate major operational shortfalls and/or extraction of coal reserves at any of the PAMC mining operations.

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14.0    PROCESSING OPERATIONS

14.1    Overview
The centrally located Central CPP is designed to process the combined ROM output produced by PAMC’s three underground LW mines. Comprised of ROM coal storage silos, a coal processing plant, clean coal storage silos, and a rail loadout facility, the 300-acre processing complex is located within proximity of the active operations.

The Central (or “Bailey Central”) CPP first began operation as the coal washing facility for the Bailey Mine in 1984. Since then, the Central CPP has undergone many expansions. In 2011, major renovations were made to the Central CPP to accommodate additional tonnage supplied from the newly commissioned Harvey Mine. Major process upgrades focused on improving processing circuit efficiencies and throughput as well as improved rail car loading capacity.

The Central CPP consists of two state-of-the-art PLC controlled heavy media plants with a combined rated raw coal capacity of 8,200 TPH. The plant employs five separate modules as shown in Table 14.1:

A single plant operator can operate all five plant modules.

With a current processing capacity of 8,200 raw TPH, it is the largest CPP in the United States.

While the capacity of the facility has grown, the coal preparation process at Central CPP, like other preparation plants in the Pittsburgh Seam mining region, has largely remained
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unchanged over the decades. Processing circuits within the Central CPP consist of heavy media bath, heavy media cyclones, hydro-spirals, and froth flotation. Rudimentary when compared to many other mineral processing techniques, the coal process is largely based on separating rock material from coal material contained in the raw coal feed by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process requires water, magnetite, and frothing agents.

ROM coal is shipped to the complex from the Bailey and Enlow Fork mines via two independently operated overland conveyor belts2 while the centrally located Harvey Mine’s slope conveyor belt delivers coal directly to the complex. There are nine ROM coal storage silos that provide approximately 153,000 tons of above-ground storage for the PAMC underground mines, six of which are located at the Central CPP complex. The ROM coal storage silos enable each mine to provide their plant feed separately to the preparation facility. The clean coal product is dried with screen-bowl centrifuges. Processed product is then stored in concrete silos with a total capacity of over 100,000 tons.

Clean coal is sampled and loaded into 212-car or smaller unit trains through a batch weigh system. The Central CPP is served by both the NS and CSX via a 19-mile rail spur that connects the complex with the mainline rail at Waynesburg, Pennsylvania. Two rail sidings are employed to facilitate railroad transportation logistics. At any time, the plant can accommodate four-unit trains: one unit train on the siding heading into the train load-out loop; one unit train being loaded; one unit train loaded and on the 8,000-ft siding; and one unit train loaded and leaving the facility. The train loadout system has a capacity of approximately 36 million tons per year.

Following this page are Figure 14.1, which provides an aerial overview of the preparation facility area, and Figure 14.2, which provides a generic flow sheet of the CPP and related facilities.

2 The length of the overland belt from the Bailey Mine to the Central CPP is 4.2 miles; the length of the overland belt from the Enlow Fork Mine to the Central CPP is 5.5 miles.
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Q:\CAD_GROUP\2755.102\FIGURE 14-1.DWG

N
Train Loadout
Enlow Fork Overland Belt
Bailey Preparation Plant
Clean Coal Silos
Refuse Conveyors
ROM Silos
Harvey Mine Slope
Bailey Overland Belt
Harvey ROM Silos
SCALE (ft)
0 50 100 150 200 250

Note : Image Provided by Consol Energy Inc., with Additions by John T. Boyd Company.

FIGURE 14.1

AERIAL PHOTOGRAPH SHOWING CENTRAL PREPARATION PLANT FACILITIES PENNSYLVANIA MINING COMPLEX (PAMC)

Greene County, Pennsylvania

Prepared For

CONSOL ENERGY INC.

John T. Boyd Company

February 2025

Scale 1" = 250'

14-3

Q:\CAD_GROUP\2755.102\FIGURE 14-2.DWG

18" x 0 ROM Feed
Rotary Breaker
Breaker Reject
Breaker Collecting Conveyor
2" x 0
Belt Magnet
Plant Feed Conveyor
Magnetic Separator
Dense Medium Cyclone
Double-Deck Desliming Screen w/Sieve Bend
Double-Deck Reject D&R Screen w/Sieve Bend
Double-Deck Product D&R Screen w/Sieve Bend
2" x 3/4"
3/4" x #30
3/4" x #16
Reject Centrifuge
Product Centrifuge
Magnetite Bin
2" x #16
Water-Only Cyclones
Triple-Start Coal Spirals
Classifying Cyclones
2-Stage Fine Coal Sieve Bends
Froth Flotation Cells
Screenbowl Centrifuge
Clean Coal Collecting Belt
Belt Filter Press
Reject Collecting Conveyor
Make-up
Thickener
To Process
Underflow Pump
Tailings Surge & Mixing Tank
DMC Correct Medium Sump & Pump
DM Cyclone Sump & Pump
DMC Dilute Medium Sump & Pump
Water-Only Cyclone Sump & Pump
Classifying Cyclone Sump & Pump
Effluent Sump & Pump

FIGURE 14.2

GENERIC FLOWSHEET
DENSE MEDIUM CYCLONE / SPIRAL / FLOTATION
BAILEY PREPARATION PLANT FACILITIES
PENNSYLVANIA MINING COMPLEX (PAMC)
Greene County, Pennsylvania

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company | February 2025 | No Scale

Source : Coal Preparation Workshop, May 2012, Lexington, Ky., with Additions from John T. Boyd Company.

14-4

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14.2    Historical Operation
Due to the evolution and enlargement of CONSOL’s PAMC operations, the Central CPP has undergone modifications and expansions to accommodate the complex’s increased coal production and washing requirements. The plant has historically operated at 75% of capacity.

The Central CPP produces a very consistent clean coal product, averaging on an as-received basis between 12,900 to 13,000 Btu per lb, 2.0 to 2.5% sulfur, and 7.0% to 8.0% ash. The plant’s ability to blend raw coal production from the three underground mines into a singular plant feed allows for both more consistent plant operation and coal product qualities.

14.3    Future Operations
CONSOL intends to utilize the Central CPP to process coal from the PAMC underground LW mines throughout the complex’s LOM plan.

14.4    Conclusions
Based on our review of historical processing data and forecasts of future production, it is BOYD’s opinion that the present processing methods found at Central CPP will be sufficient for currently anticipated coal processing at PAMC.

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15.0    MINE INFRASTRUCTURE

15.1    Mine Surface Facilities
Operations at PAMC are supported by several surface facilities located within the areal proximity of the mine reserve boundary. Major surface infrastructure elements include: engineering and business offices, personnel bathhouses, parking areas, supply yards, warehouse buildings, ventilation fan structures, ventilation air shafts, high voltage power distribution stations, ROM coal conveyor belt structure, and primary underground access points, including slope tunnels (for transporting supplies underground/conveying ROM coal to the surface) and mine portals (shafts for transporting employees underground). Figure 3.1 (Page 3-2) provides a general location map highlighting the layout of the three PAMC underground mines and the surface location of their primary deep mine access points. Each of the PAMC underground LW mines maintain their own separate surface facilities. In terms of industry standards, the PAMC operations’ surface infrastructure is comparable to or superior to facilities typically found within the Pittsburgh Seam mining region.

The current surface facilities located at each of the mines are well constructed and have the necessary capacity/capabilities to support the PAMC’s near-term mining plans. Longer term, as the individual mines progress beyond their near-term mine plans and the location of future mining activities is centered outside the physical and/or operational limitations of the existing infrastructure, additional surface facilities of comparable design will be required to support continued mining (refer to Chapter 18 for a discussion regarding expectations for future capital expenditures).

Given CONSOL’s demonstrated ability to steadily construct its expanding surface facility infrastructure in a timely fashion (relative to underground mine production), the need for continued surface facilities at select mines of PAMC is not seen as a hindrance for the execution of the LOM plans.

All ROM output from the PAMC mines is processed in the Central CPP, which is discussed in Chapter 14.

15.2    Bailey Refuse Facility
The Bailey refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and fine coal slurry (fine coal refuse) produced during the processing of ROM coal from the three PAMC underground LW mines. The current Bailey refuse facility
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encompasses approximately 3,509 permitted acres adjacent to the Central CPP. A summary of the currently permitted coal refuse disposal areas (CRDA) is provided in Table 15.1:

Table 15.1: CRDA Summary

CRDA	Permitted Area (acres)		
	Refuse Disposal Area	Supporting Activity Area	Total
No. 1 & 2	402	483	885
No. 3 & 4	373	184	557
No. 5 & 6	448	170	618
No. 7 & 8	837	612	1,449
Total	2,060	1,449	3,509

CRDA No. 7, the most recent permitted disposal site, received approval from the PA-DEP in August 2020. A permit application for CRDA No. 9 was submitted in January 2024 and is pending approval.

The Bailey refuse facility includes multiple disposal areas for coarse coal refuse and fine coal refuse disposal. Table 15.2 details the inventory of CRDA sites servicing the PAMC operations as of December 2024.

According to forecasted LOM coal refuse disposal requirements, currently permitted refuse areas can accommodate coarse coal refuse disposal (properly staged) through 2035 while fine coal refuse disposal can be accommodated through 2040. Successful permitting of CRDA No. 9 will extend both coarse and fine coal refuse capacity.

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CONSOL indicated that the refuse disposal plan post-2035 will be based on proven practices and approaches. CONSOL has historically demonstrated the ability to steadily acquire the required land for the refuse facility, associated permits, and to execute construction of disposal areas in a timely fashion. It is BOYD’s opinion that CONSOL’s staged refuse disposal through 2035 will meet or exceed the practices demonstrated by other industry peers. At this time, the absence of a staged and detailed refuse disposal plan post-2035 is not seen as a major hindrance to PAMC meeting its LOM plans.

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16.0    MARKET STUDIES

16.1    Product Specifications
The PAMC produces a thermal coal that is sold into the domestic US and international export markets. Indicative quality specifications for the PAMC thermal product are listed in Table 16.1 below.

The high calorific value thermal coal produced by PAMC is currently used in the United States by electricity generators located in the PJM Interconnection, Southeast, and Midcontinent Independent System Operator regional electricity markets and by domestic industrial customers. In addition to the domestic market, PAMC also services international power generation and industrial customers in Europe, Africa, Asia, and other parts of North America. The coal’s high quality enables it to receive premium pricing relative to regional price indices3.

The PAMC also supplies lesser quantities—approximately 2.0 to 3.0 million tons per annum—of a secondary metallurgical coal product into the international export market.

3 The main value driver for thermal coal is always energy or heat content, typically measured as a calorific value. With a typical heating value of 12,950 Btu/lb., PAMC’s thermal coal is among the highest heat content US bituminous coals. In the international market, PAMC’s thermal coal, which typically converts to 6,900 kcal/kg net as received (NAR), surpasses the major international bituminous coal benchmark products (e.g., the Republic of South Africa’s [RSA]benchmark Richards Bay 6,000 kcal/kg NAR thermal product or Australia’s Newcastle 6,000 kcal/kg NAR benchmark thermal coal) and is typically benchmarked against the API 2 index (6,000 kcal/kg NAR coal delivered into the Amsterdam, Rotterdam region in the Netherlands, and Antwerp region in Belgium)
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Indicative quality characteristics for the PAMC metallurgical coal product are detailed in Table 16.2.

Due to its higher sulfur and high volatile matter contents, high fluidity, and a reflectance value less than 0.9%, PAMC’s metallurgical coal product is ranked as a cross-over coking coal. This grade of metallurgical coal generally displays strong thermoplastic properties (e.g., fluidity), but its lower rank and higher sulfur content constrain its use in coking coal blends relative to premium coking coals. Despite its lower rank, PAMC has successfully marketed its metallurgical coal product to steel makers in South America (primarily Brazil), Asia, and Europe.

16.2    Primary Markets
A summary of PAMC’s historical coal sales by product, market, and segment for 2020 through 2023 is provided in Table 16.3, below.

PAMC’s primary focus is on growing sales into the export, industrial, and metallurgical segments while continuing to serve its key domestic customers.

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16.2.1    Domestic Sales
A summary of PAMC thermal coal sales into the domestic market (i.e., US generating stations and industrial customers) during the period 2021 through year-to-date October 2024 (most recent as of the time of this report), as reported by the U.S. Energy Information Administration (EIA), is shown in Table 16.4 below.

According to EIA data, PAMC shipped thermal coal to 8 states from January through October 2024. From January 2021 through October 2024, PAMC customers in the top three sales states (Pennsylvania, North Carolina, and Maryland) were delivered over 25 million tons or 56% of the complex’s total sales during that period.

16.2.2    Export Sales
The PAMC also sells a significant amount of its coal outside the United States. The company’s participation in the export market is influenced by several factors, including: prevailing international price indices, ocean freight tariffs, the status of the global supply/demand balance, and price premium and/or discounts that PAMC’s products receive in the market because of the beneficial or detrimental qualities that its coal will afford its end users relative to benchmarks (i.e., the “value in use” proposition). The extent to which these factors influence PAMC’s export sales will vary from year to year, by customer and region. PAMC’s presence in the international thermal and metallurgical coal market has grown over the past five years, reflecting global demand for the
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products produced by PAMC, CONSOL’s well-established international sales network, as well as developing trends/behaviors within the export market, including:

•As sales into the domestic thermal market have declined over the recent past (reflecting the United States’ growing shift away from coal-fired generation towards other competing forms of generation), PAMC has steadily increased shipments into the international market. As developing economies expand their portfolio of thermal coal suppliers, utility and industrial customers in these regions are recognizing the value that high quality thermal coals—like the product produced by PAMC—provides to their operations.
•PAMC thermal coal competes with Illinois Basin coals in the European and Indian thermal markets. Due to its higher heating value, lower sulfur content, and transportation cost advantage, PAMC coal is highly competitive versus Illinois Basin products (which are exported through the US Gulf Coast) into these markets. Despite this advantage, PAMC can only profitably compete in certain international thermal coal markets so long as benchmark pricing4 supports the transaction.
•PAMC’s metallurgical product is directed into the international market where steel producers commonly utilize high fluidity, low reflectance, and relatively high sulfur content metallurgical coal. Normally priced at a discount to higher rank US met coal products, PAMC met product is viewed as a low-cost blend material, routinely utilized by steel makers seeking to reduce their overall raw material expenditures (to the extent such moves are economically and technologically practical). PAMC’s presence in the international met market has been enhanced by CONSOL’s use of an internationally recognized third-party coal sales agent. Future sales into this sector are expected to range between 2.0 to 3.0 million tons annually.

PAMC’s sales into the export market are advantaged by its access to the CONSOL Marine Terminal. The Terminal, located in the Port of Baltimore, features high-speed, high-capacity equipment that transloads coal from rail cars to ocean-going vessels. With an annual throughput capacity of approximately 19 million tons and on-site ground storage of approximately 1.1 million tons, the terminal is uniquely serviced by both the NS and CSX railroads. According to CONSOL, PAMC coal shipped through the Terminal has been directed to markets in Africa, Europe, North America, South America, and Asia.

4 In the case of shipments into Europe, the delivered price of PAMC coal (including the cost of the coal at the mine, rail, port, and ocean freight charges and high-sulfur pricing discounts) must be comparable to the API2 index price which reflects the cost-insurance-freight coal price to the port of Amsterdam-Rotterdam-Antwerp on a metric ton basis.
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16.3    Market Outlook
16.3.1 Future Demand
Coal use among domestic US power generators has declined as competition from natural gas and renewable forms of power generation has increased. In response to this development, CONSOL anticipates its domestic thermal markets will continue to erode over the mid- to long-term, in line with coal plant retirements and the associated drop in coal demand. Offsetting much of this decline is CONSOL’s expectation of an expanded role for PAMC thermal coal in the international market. Additionally, CONSOL reasonably anticipates PAMC metallurgical coal will continue to find acceptance in the export market at levels slightly above current sales.

16.3.2    Price Forecast
The global coal market is continuously influenced by a multitude of factors which serve to dictate pricing for both thermal and metallurgical coal. As a major supplier of both products to the domestic US and international export markets, PAMC is not immune to these pricing factors. For the purposes of this analysis, BOYD assumed PAMC will continue to supply both thermal and metallurgical coal, with thermal coal remaining PAMC’s primary product sold into the market. BOYD’s price forecast, which reflects a blend of both thermal and metallurgical coal, is shown in Table 16.5.

BOYD anticipates the FOB mine price for PAMC coal will range from $59.10 to $65.10 per ton, with an average price of $61.29 per ton over the 37-year LOM plan.

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17.0    PERMITTING AND COMPLIANCE

17.1    Permitting Requirements and Status
Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. In Pennsylvania and West Virginia, responsibility for regulating these activities primarily lies with the PA-DEP and WV-DEP and their various subdivisions, respectively. Primary requirements for the PAMC include Coal Mining Activity Permits (CMAP) and Coal Refuse Disposal Permits (CRDA). Associated with these permits are numerous National Pollutant Discharge Elimination System (NPDES) permits which regulate air and water quality and US Army Corps of Engineers’ Section 404 permits which regulate the discharge of material into waterways. Several other minor permits or licenses may be required to regulate the storage of explosives, petroleum, and hazardous materials.

BOYD reviewed the permits for the PAMC that are necessary for continued operations. Such required permits appear to be valid and in good standing. The approved permits and certifications are adequate for the continued operation of the facilities. A summary of the salient permits for the PAMC is provided in Table 17.1, on the following page.

New permits and/or permit revisions/amendments may be necessary from time to time to facilitate future operations. Given sufficient time and planning, we believe CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations. Continuously increasing efforts are required to obtain permits for LW mining and related activities in Pennsylvania and West Virginia. The primary contributing factors are the effects of subsidence on overlying streams and the ability to permit refuse sites.

Permits generally require that the permittee post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all requirements of the permit are fully satisfied. CONSOL reports holding surety

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bonds totaling nearly $380 million to cover its current obligations relating to mining and reclamation, road repair, etc.

17.2    Environmental Studies
It is BOYD’s understanding that no standalone environmental studies have been conducted for the PAMC. As part of the state and federal permitting process, various environmental assessments have been conducted and reviewed by the relevant local, state, and federal agencies. As the necessary permits for mining and processing operations have been issued, it is BOYD’s understanding that all environmental assessments have been accepted by the relevant regulatory bodies and no material issues were found.

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17.3    Waste Disposal and Water Management
Waste disposal facilities are in place for current processing operations, with plans to expand the disposal facilities as required to meet life of reserve storage requirements. Please refer to Section 15.2 for a detailed description of these facilities.

The underground mines are below drainage with shaft/slope access. Such mines are designed and permitted to avoid water break out and acid mine discharge. The potential for discharge of acid mine drainage at underground mines is limited to minor run off from disposal and other surface sites.

Water control structures are in place and function as required by regulatory agencies. All runoff from the slurry impoundment(s) is managed by sediment control structures including diversions, sumps, and sediment basins. Prior to discharge from the permitted areas, water must meet compliance standards as defined in the NPDES permits. Water samples at discharge locations are collected in accordance with the approved permit and analyzed by an independent laboratory.

17.4    Compliance
CONSOL reports having an extensive environmental management system and compliance process.

In its 2023 corporate sustainability report, CONSOL summarizes its annual environmental performance as follows:

•Over 99.9% environmental compliance with NPDES permit requirements.
•Recycling 794 million gallons of water at operations.
•Treating and discharging 15,152 million gallons of water.
•Receiving only 18 agency-issued violation notices and paying $224,224 in environmental penalties.
•Spending over $69 million on environmental expenditures, including $4.1 million on voluntary greenhouse gas reduction initiatives.

Based on our review of information provided by CONSOL, it is BOYD’s opinion that CONSOL has a generally typical coal industry record of compliance with applicable mining, water quality, and environmental regulations. BOYD is not aware of any regulatory violation or compliance issue that would materially impact the coal reserve estimate.
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17.5    Plans, Negotiations, or Agreements
New permits and certain permit amendments/revisions require public notification. The public is made aware of pending permits by advertisement in local newspapers. Additionally, a copy of the application is retained at the local county’s public library for review. A comment period follows the last advertisement date to allow the public to submit comments to the regulatory authority.

BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements that would materially impact the coal reserve estimate.

17.6    Mine Closure
A detailed plan for reclamation activities upon completion of mining required at the PAMC has been prepared. Given the application of underground mining methods at the operation, the disturbed acreage on the surface is relatively limited. The primary reclamation liabilities are associated with the refuse disposal sites.

Mine site reclamation costs are funded from CONSOL’s Asset Retirement Obligations (ARO) account. Funding of the ARO account is included in the PAMC’s operating costs discussed in Chapter 18 and included in the economic analysis presented in Chapter 19. ARO costs estimates are reviewed annually and currently estimated at approximately $55.6 million for the PAMC. In BOYD’s opinion, the estimated reclamation liability is adequate to estimate mine closure and reclamation costs at the property.

17.7    Socio-Economic Impact
CONSOL's 2023 corporate sustainability report outlines the components of its core sustainability initiatives. It's stated financial priorities include continued support of local economic prosperity, regular stakeholder engagement, and creation of opportunities for the local communities.

BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements which would materially impact the coal reserve estimate.

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18.0    CAPITAL AND OPERATING COSTS

18.1    Introduction
BOYD independently developed estimates of future operating and capital costs to determine that in BOYD’s opinion, extraction of the coal reserves of PAMC are economically viable. BOYD’s calculations and determinations included in this chapter are based on what BOYD believes to be reasonable, appropriate, and relatively conservative investment and market assumptions and estimates, including all assumptions made about future prices and market conditions, production and sales volumes, operating costs, capital expenditures and other results and measures that are necessary and are used to determine the economic viability of the reported coal reserves.

BOYD’s assumptions and estimates have been calculated and presented in this report solely for the purpose of confirming that future extraction of the coal reserves of PAMC are economically viable as required under S-K 1300. BOYD’s estimates and assumptions underlying the discounted cash flow analysis (presented in the following chapter) and other calculations are based on future estimates of spot prices, PAMC historic performance from 1984 through December 31, 2024, BOYD’s extensive knowledge of the Pittsburgh Seam, assumed future production at PAMC using multiple LWs as well as other assumptions and estimates detailed in this chapter. Actual future operating results and investment and market conditions may differ significantly from PAMC historic results or from the estimates of future investment and market conditions as well as from future PAMC performance assumed by BOYD in the discounted cash flow analysis as a result of various factors and risks, some of which may be outside of CONSOL’s control. CONSOL, as with all coal mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect PAMC production, operations, and financial results. Actual PAMC future results, production levels, operating expenses, number of operating LWs and CMs, sales realizations, and all other modifying factors could vary significantly year to year from the assumptions and estimates used by BOYD in the calculations presented in this chapter.

In terms of the combination of productivity, cost, and production volumes, CONSOL’s PAMC complex is the preeminent underground coal operator within the Pittsburgh Seam. Comprised of three state-of-the-art underground LW mines, PAMC is among the largest underground sources of coal production in the United States. The complex’s ability to consistently achieve high levels of annual output at generally low operating costs is attributed to its highly capitalized LW operations and financial controls.

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The following sections provide a review of recent historical operating costs and capital expenditures for the PAMC complex. A discussion of BOYD’s outlook for the complex over the five-year period 2023 to 2027, including projected production and sales, operating costs, and capital expenditures, is also provided.

18.2    Historical Financial Performance
18.2.1    Historical Operating Costs
The following figure (Figure 18.1) presents PAMC’s historical operating costs and average annual realizations for the period 2020 through 2024:

90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
US$ per Ton
2020
2021
2022
2023
2024*
Direct Operating
Indirect Operating
Avg. Sales Price

Figure 18.1
PAMC Historical Operating Costs and Sales Realizations
Note: Indirect costs include SG&A, but exclude interest expense and DD&A.
Results for 2024 include the 11-month period ending November 30.

Over the five-year period, the complex’s average annual operating costs ranged from approximately $28 to $40 per ton. The increase in the average operating costs after 2021 has been offset by the increase in the average sales prices.
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Cost performance for the individual mines is portrayed graphically in Figure 18.2, below.

Figure 18.2
PAMC Historical Cash Operating Cost by Mine
Note: Results for 2024 include the 11-month period ending November 30.

Historically Bailey, Enlow Fork, and Harvey have had relatively low operating costs in comparison to other industry producers. Salient factors influencing the mines’ recent performance include:

•Of the three PAMC underground LW mines, Harvey has demonstrated the lowest annual operating cost during the 2020 to 2024 period—ranging from $25 to $37 per sold ton and averaging $29 per sold ton. Unlike Bailey and Enlow Fork, which operate multiple LW faces, the Harvey Mine employs a single LW, thus limiting the mine’s potential gains through economies of scale5. However, Harvey is the newest of the three PAMC LW mines. As a result, it supports less infrastructure and mine workings than Bailey and Enlow Fork, thus avoiding the costs associated with maintaining an expansive underground infrastructure.
•Enlow Fork’s annual cash operating costs during 2020 through 2024 ranged from $29 to $41 per sold ton, averaging approximately $37 per sold ton over the five-year period.
•Bailey Mine annual cash operating costs during 2020 through 2024 ranged from $30 to $42 per sold ton, averaging approximately $42 per sold ton over the five-year period.
5 Economies of scale are of fundamental importance; a mine that has a productive year versus its budgeted plan can expect to have low unit costs while surpassing projected margins. Alternatively, a LW mine that achieves poor production levels would see a proportional reduction in revenue, but this would not be accompanied by a corresponding reduction in total costs. Such a mine would instead see high unit costs, and most of the revenue loss would flow through to the bottom line.

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18.2.2    Historical Capital Expenditures
Relative to industry peers, the three PAMC underground LW mines and supporting centralized preparation facility are highly capitalized, state-of-the-art operations which have benefited from CONSOL’s continual attention to capital upgrade/replacement programs and routine investment in mine infrastructure expansions, maintenance of production equipment, refuse placement, etc. A summary of the 2020 to 2024 historical capital expenditures for PAMC (including the three underground LW mines and Central CPP) is provided in Table 18.1.

It is BOYD's experience that operations such as PAMC will have annual maintenance of production capital expenditures ranging between $4.00 and $6.50 per ton in any given year, with variations based on mine plan, mining conditions, rebuild and replacement schedules, equipment markets, etc. This is consistent with CONSOL historical performance and likely future capital requirements for continued operations.

18.3    Projected Mine Plan and Estimated Costs
BOYD’s projected mine plan for the PAMC is based on engineered mine layouts6 which were designed for optimum reserve recovery, using efficient mining methods and practices7. Historical operating performance parameters and mining rates were applied to the mine plan to develop coal production and mining schedules. Financial budgets were then prepared
6 Mining plans for large LW mines are simple but relatively inflexible, as major modifications to these mine plans require significant foresight and planning well in advance of mining. The entire foundation of the mining plan is based upon economies of scale resulting from a defined mining plan with high levels of annual output through all projected areas. CONSOL’s LW panels are large, typically measuring 1,300 ft to 1,600 ft in width and up to 15,000 ft in length, which equates to approximately 5 million product tons of coal per panel. This approach minimizes the percentage of high-cost CM output relative to low-cost LW coal.
7 LW mines are supported by CM units that develop the main, submain, and gate entries that provide underground roadways for transportation access, ventilation, and mine infrastructure. CM units contribute between 5% and 20% of total tonnage at a typical LW mine (with the LW being the primary production unit), but represent a significant portion of a mine’s cost structure. CM development and associated construction and mine support activities must be performed in advance of the LW face in order to maintain annual levels of output. It is BOYD’s opinion that CONSOL’s approach to gate development and support activities, which are managed as an integrated portion of the overall mining cycle, are regarded as efficient and well organized.
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(based on mine plan outputs and labor requirements), resulting in operating cost forecasts. The individual mining plans recognize the impact of variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. BOYD believes the plans developed for PAMC are reasonable and achievable, provided no major abnormalities are encountered.

Forecasting performance based on the continuation of consistent mining conditions, excluding impacts from unforeseen events, increases the risk of underperformance versus the mine plan. BOYD’s approach does not directly account for situations that can occur in underground coal mining, such as fire, water inundations, geological anomalies, etc. Risk mitigation is factored into the forecasted production schedule by projecting an operating level sustained by the use of multiple LW faces.

BOYD’s mine plan assumes no major abnormalities are encountered within the coal market or at the individual mine level. The forecasted operating and capital costs per saleable ton align with LW coal mines operating in the Pittsburgh Seam region. BOYD believes the extended LOM projections of operating and capital costs to be accurate to within ±25%. We did not assign a contingency budget to the extended LOM projection estimates.

18.3.1    Forecasted Production and Sales
The mine production and financial projections reflect sustained annual sales volumes from PAMC as coal prices are expected to remain strong. The forecast reflects a stable revenue stream, driven by BOYD’s view that CONSOL’s Pittsburgh Seam reserves and PAMC are in a strong competitive position to take advantage of improved coal pricing

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and demand. BOYD’s projected saleable production for the PAMC (which assumes that all of the complex’s output will be available for sale) is provided in Figure 18.3.

30,000
25,000
20,000
15,000
10,000
5,000
0
Product Tons (000)
2025
2027
2029
2031
2033
2035
2037
2039
2041
2043
2045
2047
2049
2051
2053
2055
2057
2059
2061
Bailey
Enlow Fork
Harvey

Figure 18.3
Projected PAMC Saleable Production

PAMC’s future production over the life of the reserves will remain well within the complex’s previously achieved output levels and in line with current infrastructure capacities and capabilities.

18.3.2    Forecasted Operating Costs
BOYD anticipates PAMC will continue to incur relatively stable operating costs over the life of the operations. This primarily reflects consistent performance from the operations’ LW faces, with production ranging from 25 to 26 million tons annually over the next

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years, followed by decreases as each of the mines’ coal reserves are exhausted. Operating costs per ton sold for the next five years are shown in Figure 18.4.

Figure 18.4
PAMC Projected Operating Costs and Sales Price
Notes: Indirect costs include SG&A, but exclude interest expenses and DD&A.

PAMC’s average cash operating costs over the remaining life of the reserves is expected to be consistent with its historical performance.

18.3.3 Forecasted Capital Expenditures
BOYD projects PAMC will increase its level of capital expenditures over the next three years, with spending focused on mine infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse area infrastructure. Capital expenditure appears to be logical and consistent with CONSOL’s typical level of capitalization and maintaining of state-of-the-art LW and associated processing facilities.

In general, the projected capital expenditures over the life of the coal reserves are informed by general engineering principles and are consistent with industry norms. BOYD considered the estimated capital expenditures reasonable and appropriate.

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19.0    ECONOMIC ANALYSIS

19.1    Introduction
The economic analysis presented in this chapter was prepared by BOYD for the purpose of confirming the commercial viability of the PAMC’s reported coal reserves and not for the purpose of valuing the PAMC, or its assets. The economic analysis contains forward-looking information related to the projected operating and financial performance of the PAMC. This projection involves inherent known and unknown risks and uncertainties, some of which may be outside of CONSOL’s control. CONSOL, as with all mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect operational and/or financial results. Actual results, production levels, operating expenses, sales realizations, and all other modifying factors could vary significantly from the assumptions and estimates provided in this analysis. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria.

The financial model used for the purposes of the economic analysis forecasts future free cash flow from coal production and sales over the remaining life cycle of the PAMC using the annual forecasts of production, sales revenues, and operating and capital costs discussed earlier in this report. A DCF analysis, in which future free cash flows are discounted to present value, is used to derive an NPV for the coal reserves. The use of DCF-NPV analysis is a standard method within the mining industry to assess the economic value of a project after allowing for the cost of capital invested.

The financial evaluation of the PAMC has been undertaken on a simplified after-tax basis and does not reflect CONSOL’s corporate tax structure. NPV is calculated using an after-tax discount rate of 12% (NPV12). Cash flows were assumed to occur at the end of each year and are discounted to January 1, 2025. Cost estimates and other inputs to the cash flow model for the project have been prepared using constant 2024 money terms, i.e., without provision for inflation. The internal rate of return and project payback were not calculated, as there was no initial investment (sunk costs) considered in the financial model provided herein.

It is BOYD’s opinion that the financial model provides a reasonable and accurate reflection of the PAMC’s expected economic performance based on the assumptions and information available at the time of our review.

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19.2    Assumptions and Limitations
Cash flow projections for the PAMC have been generated from the annual forecasts of production, sales prices, and operating and capital costs discussed earlier in this report. A summary of the key assumptions and limitations is provided below:

•Production quantities are based on LOM plans for the PAMC. BOYD has assumed that all necessary rights and approvals will be obtained in advance of mining. We have assumed that all clean coal tons produced would be sold in that year (i.e., saleable production equates to total tons sold in the year).
•Forecasted revenues are based on BOYD’s blended sales price forecast for washed thermal and crossover metallurgical coal products from the PAMC’s CPP (i.e., at the mine). In line with historical sales, we have assumed most of PAMC’s future coal production will continue to be directed into the thermal (power generation and industrial) market. Forecasted revenue also reflects the fact that PAMC sells approximately 8 to 10 percent of its output into the metallurgical market. For purposes of this analysis, BOYD has assumed PAMC sales into the met coal sector are held constant at this level (i.e., additional revenue that would be realized through increased sales into the met market have not been considered).Transportation and delivery costs are assumed to be incurred by the customer or added as a pass-through to the mine price. Market specifications and forecasted sales prices for the PAMC’s saleable coal are provided in Chapter 16.
•Capital and operating costs are discussed in Chapter 18. Cash production costs include direct and indirect mining costs, including labor, material and supplies, processing, royalties and production taxes, insurance, and administrative costs. Administrative costs include sales and mine administration and corporate overhead allocations but exclude interest expense and DD&A.
•No allowance for changes in or the recapture of working capital has been made in the financial analysis as the PAMC has been in operation for many years. Exclusion of working capital from the financial analysis does not have a material impact on the NPV calculation.
•Depreciation and amortization expenses for existing assets are derived from CONSOL’s depreciation schedules. Sustaining capital is depreciated on a straight-line basis.
•A combined federal and state corporate tax rate of 22% has been applied on all taxable income. All other taxes and fees are included in the estimates of operating costs.
•Asset recovery/salvage values were not included in the financial analysis.

It is BOYD’s opinion that the production and financial projections provided herein are reasonable and are accurate to within ±25%.

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19.3    Financial Model Results
Estimated LOM pre-tax and after-tax cash flows for coal production from the PAMC are presented in Table 19.1 (on the following page) and summarized in Table 19.2 (below).

DCF-NPV on a pre-tax and after-tax basis using a discount rate of 12% was calculated utilizing the projected cash flows over various timeframes. Table 19.3 summarizes the results of the pre-tax and after-tax DCF-NPV analyses.

The economic analysis confirms that the PAMC generates positive pre- and after-tax financial results and a real NPV12 of almost $2.7 billion. As such, it is BOYD’s opinion that the coal reserves of the PAMC have demonstrated economic viability.

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TABLE 19.1

DISCOUNTED CASH FLOW - NET PRESENT VALUE ANALYSIS
PENNSYLVANIA MINING COMPLEX
Prepared For
CONSOL ENERGY INC.
By
John T. Boyd Company
Mining and Geological Consultants
February 2025

Period	1	2	3	4	5	6 - 10	11 - 20	21 - 30	31 - 37	
Year	2025	2026	2027	2028	2029	2030 - 2034	2035 - 2044	2045 - 2054	2055 - 2061	Total
Saleable Production (000 Tons)	26,003	25,804	26,135	26,617	26,617	116,123	170,247	106,705	33,443	557,694
Realization ($/Ton)	65.10	60.10	59.10	61.10	62.10	61.16	61.23	61.28	61.20	61.29
Revenue ($000)	1,692,795	1,550,820	1,544,579	1,626,299	1,652,916	7,102,613	10,424,303	6,538,769	2,046,712	34,179,804
Cash Operating Costs ($000)										
Direct	810,041	813,751	831,064	847,439	852,120	3,715,797	5,584,957	3,220,458	1,110,327	17,785,954
Indirect	104,245	102,116	86,652	106,909	107,650	465,413	610,469	306,953	104,388	1,994,796
SG&A	170	155	139	193	194	837	1,252	723	260	3,924
Total Cash Operating Cost	914,456	916,022	917,855	954,542	959,964	4,182,048	6,196,677	3,528,134	1,214,976	19,784,674
DD&A ($000)	179,595	175,245	176,987	183,284	188,183	822,355	1,252,298	742,827	262,646	3,983,420
Gross Pre-Tax Income ($000)	598,745	459,553	449,737	488,473	504,769	2,098,211	2,975,328	2,267,806	569,091	10,411,713
Income Taxes ($000)	131,724	101,102	98,942	107,464	111,049	461,606	654,572	498,917	125,200	2,290,577
Gross After-Tax Income ($000)	467,021	358,451	350,795	381,009	393,720	1,636,605	2,320,756	1,768,889	443,891	8,121,136
Capital Expenditures ($000)	228,924	299,957	250,765	157,015	143,814	642,144	946,455	604,811	192,745	3,466,630
Net Pre-Tax Cash Flow ($000)	549,415	334,841	375,958	514,742	549,138	2,278,421	3,281,170	2,405,824	638,991	10,928,501
Net After-Tax Cash Flow ($000)	417,692	233,740	277,017	407,278	438,089	1,816,815	2,626,599	1,906,905	513,792	8,637,927
Pre-Tax DCF - NPV at 12% ($000)	490,549	266,933	267,600	327,128	311,596	948,552	621,871	157,994	14,279	3,406,502
After-Tax DCF - NPV at 12% ($000)	372,939	186,336	197,175	258,833	248,584	756,282	497,987	125,119	11,486	2,654,741

\\Jtb-7\boyd\ENG_WP\2755.102 CEI - PAMC 24\WP\Report\[Table_DCF.xlsx]Table 19.1

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In addition to the assumed base coal pricing, BOYD ran sensitivities with upside (+10%) and downside (-10%) pricing scenarios. Table 19.4, below, provides a comparison of 15-year, 30-year, and LOM DCF-NPVs at different discount rates and pricing scenarios.

Table 19.4 DCF-NPV Sensitivity Analysis

Timeframe / Scenario	Pre-Tax DCF-NPV ($ million) by Discount Factor			
	10%	12%	15%	18%
15-Year				
Upside (+10%)	4,523	4,072	3,520	3,083
Base	3,397	3,055	2,638	2,307
Downside (-10%)	2,272	2,040	1,757	1,533
30-Year				
Upside (+10%)	5,158	4,509	3,775	3,235
Base	3,887	3,392	2,834	2,424
Downside (-10%)	2,618	2,277	1,895	1,615
LOM				
Upside (+10%)	5,193	4,528	3,782	3,238
Base	3,913	3,407	2,840	2,427
Downside (-10%)	2,636	2,287	1,899	1,617

As shown, the PAMC coal reserves are economically viable under a range of coal pricing scenarios.

In both the upside and downside sensitivity cases, no adjustments were made by BOYD to the base operating scenario. While BOYD realizes that CONSOL would likely execute short-term fluctuations in production levels in order to minimize the impact of low coal pricing and/or maximize the opportunity of high coal pricing, we opine that such minor adjustments are likely to be immaterial to the economic viability of the PAMC’s coal reserves.

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20.0    ADJACENT PROPERTIES

As illustrated in Figures 1.1 and 3.1, the PAMC is surrounded by several adverse and CONSOL-controlled mining properties. As shown, the Pittsburgh coal seam has been extensively mined within and surrounding the PAMC. CONSOL’s mine plans include sufficient barrier zones to mitigate any risk associated with current and prior mining activities on the adjacent properties.

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21.0    OTHER RELEVANT DATA AND INFORMATION

BOYD is not aware of any additional information which would materially impact the coal reserve estimates reported herein.

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22.0    INTERPRETATION AND CONCLUSIONS

22.1    Audit Findings
BOYD’s independent technical audit conducted in accordance with S-K 1300 concludes:

•Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure, thickness, and quality for the portions of the Pittsburgh Seam situated within the bounds of the PAMC. The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this technical report summary.
•Estimates of coal reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates.
•The 557.6 million tons of underground coal reserves identified on the property (reported as of December 31, 2024) are economically mineable under reasonable expectations of market prices for thermal and metallurgical coal products, estimated operation costs, and capital expenditures.
•There is no other relevant data or information material to the PAMC that is necessary to make this technical report summary not misleading.

22.2    Significant Risks and Uncertainties
As a mining operation with a lengthy operating history, the purpose of CONSOL’s periodic mine planning exercises is to collect and analyze sufficient data to reduce or eliminate risk in the technical components of the project and to refine economic projections based on current data. There is a high degree of certainty for this project under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

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23.0    RECOMMENDATIONS

Based on the lengthy history and current operating status of the PAMC, BOYD has no recommendations for additional work relevant to the subject coal reserves at this time.

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24.0    REFERENCES

There are no citations in this technical report summary. Therefore, there are no references to list.

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25.0    RELIANCE ON INFORMATION PROVIDED BY REGISTRANT

In the preparation of this report, BOYD has relied, without independent verification, upon information furnished by CONSOL with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production.

BOYD exercised due care in reviewing the information provided by CONSOL within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject properties and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by CONSOL.

While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise.

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